UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 27, 2026

Tracy D. Graham Chairman, LCI Industries Board of Directors

Dear Fellow Stockholders:

You are cordially invited to join us for our 2026 Annual Meeting of Stockholders, which will be held in a virtual format only on May 12, 2026, at 9:00 A.M. ET.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the annual meeting. Members of our

Board of Directors and executive officer team plan to be present at the meeting and available to answer questions regarding the Company.

Your vote is very important. Whether or not you expect to attend the meeting, we encourage you to submit your proxy through the Internet or by mail. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote via the online platform, you will be able to do so even if you have previously submitted a proxy through the Internet or by mail.

We appreciate your continued support of our Company.

Sincerely, TRACY D. GRAHAM Chairman of the Board

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	3

LCI INDUSTRIES

3501 County Road 6 East

Elkhart, Indiana 46514

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2026

NOTICE IS HEREBY GIVEN to the holders of common stock of LCI Industries that the Annual Meeting of Stockholders of LCI Industries (the “Company”) will be held in a virtual format only on May 12, 2026, at 9:00 A.M. ET, for the following purposes:

(1)	To elect eight Directors to serve until the next Annual Meeting of Stockholders, each as recommended by the Board of Directors;

(2)	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement;

(3)	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2026;

(4)	To approve the LCI Industries Amended 2018 Omnibus Incentive Plan; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 20, 2026, as the record date for the meeting, and only holders of record of the Company’s common stock at the close of business on that date will be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

A list of all stockholders entitled to vote at the meeting will be available for inspection at the Company’s office for ten days prior to the meeting.

By Order of the Board of Directors, HILARY R. JOHNSON Executive Vice President, Co-Chief Legal Officer, and Corporate Secretary

Dated: March 27, 2026

Elkhart, IN

NOTICE TO HOLDERS OF COMMON STOCK

YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. WHETHER OR
NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES THROUGH
THE INTERNET OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY CARD BY MAIL, BY
SIGNING, DATING, AND MAILING THE PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2026.

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT, AND OUR 2025 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2025 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM.

4	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Table of Contents

6	PROXY STATEMENT SUMMARY
9	SUSTAINABILITY
12	PROXY STATEMENT
12	General Information
13	VOTING SECURITIES
13	Vote Required on Proposals
14	Recommendations of the Board of Directors
14	Principal Holders of Voting Securities
15	Security Ownership of Certain Beneficial Owners and Management
16	Delinquent Section 16(a) Reports
17	PROPOSAL 1. ELECTION OF DIRECTORS
17	Director Qualifications and Selection Process
19	Director Nominee Skills and Experiences
20	Our Director Nominees
24	CORPORATE GOVERNANCE AND RELATED MATTERS
24	Statement Regarding Corporate Governance
24	Board of Directors and Director Independence
24	Leadership Structure
25	Executive Sessions
25	Board Committees
28	Compensation-Related Risk
28	Compensation Recovery Policy
29	Director Stock Ownership Requirements
29	Team Members and Directors Guidelines for Business Conduct
29	Management and Board Succession
29	Contacting the Board of Directors
29	Insider Trading Policy
29	Prohibition on Hedging by Directors and Team Members
30	DIRECTOR COMPENSATION
31	Discussion of Director Compensation
32	EXECUTIVE COMPENSATION
32	A Message from our Compensation and Human Capital Committee
33	Business Performance Highlights
33	Compensation Discussion and Analysis
47	Report of the Compensation and Human Capital Committee
48	Summary Compensation Table
50	Grants of Plan-Based Awards Table
52	Outstanding Equity Awards at Fiscal Year-End
53	Option Exercises and Stock Vested
53	Non-Qualified Deferred Compensation
54	Potential Payments on Termination or Change-In-Control
57	EQUITY COMPENSATION PLAN INFORMATION
58	CEO PAY RATIO
59	PAY VERSUS PERFORMANCE
62	TRANSACTIONS WITH RELATED PERSONS
62	Approval of Certain Related Person Transactions
62	Compensation and Human Capital Committee Interlocks and Insider Participation
63	PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
64	PROPOSAL 3. RATIFICATION OF APPOINTMENT OF AUDITORS
64	Fees for Independent Auditors
65	REPORT OF THE AUDIT COMMITTEE
67	PROPOSAL 4. APPROVAL OF THE LCI INDUSTRIES AMENDED 2018 OMNIBUS INCENTIVE PLAN
78	TRANSACTION OF OTHER BUSINESS
78	STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
79	APPENDIX A
80	APPENDIX B

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	5

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement and our 2025 Annual Report carefully before voting.

2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 12, 2026, at 9:00 A.M. ET
Place:	www.virtualshareholdermeeting.com/LCII2026
Record Date:	March 20, 2026

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Recommendation	Page Number with More Information
Proposal 1:	Election of eight Directors	FOR each nominee	17
Proposal 2:	Advisory vote to approve the compensation of the Company’s named executive officers	FOR	63
Proposal 3:	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2026	FOR	64
Proposal 4:	To approve the LCI Industries Amended 2018 Omnibus Incentive Plan	FOR	67

DIRECTOR NOMINEES

Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	Committee Memberships
						A	CHC	CGNS	R	SACD
Tracy D. Graham*	52	2016	Managing Partner of Graham Allen Partners	●	1	●		●
Brendan J. Deely	60	2011	Chief Executive Officer and President of EFC International	●	0			●	●	Chair
Virginia L. Henkels	57	2017	Former Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp.	●	2	Chair	●		●
Jason D. Lippert	53	2007	President and Chief Executive Officer of the Company		1
Stephanie K. Mains	58	2021	Former Chief Executive Officer of LSC Communications MCL, LLC	●	2	●	●			●
Linda K. Myers	62	2022	Former Partner at Kirkland & Ellis LLP	●	3			Chair	●	●
Kieran M. O’Sullivan	64	2015	President, Chief Executive Officer, and Chairman of the Board of CTS Corporation	●	1	●		●	Chair
John A. Sirpilla	59	2019	Founder and Chief Executive Officer of Encourage LLC	●	0		Chair		●	●

A - Audit	R - Risk
CHC - Compensation and Human Capital	SACD - Strategy, Acquisition, and Capital Deployment
CGNS - Corporate Governance, Nominating, and Sustainability	* - Chairman of the Board

For more information, visit page 20

6	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

2025 Business Performance Highlights

$4.1B	$188M	$412M	6.8%
Net sales of $4.1 billion, up 10% year-over-year	Net income of $188 million, or $7.57 per diluted share, up 32% year-over-year	EBITDA(1) of $412 million, up 20% year-over-year	Operating profit margin of 6.8% in 2025, up from 5.8% in 2024

$331M	$243M	$818M
Cash flows from operating activities of $331 million	Returned $243 million to stockholders through quarterly dividends and share repurchases	Strong liquidity position with $223 million of cash and cash equivalents and $595 million of availability on revolving credit facility at December 31, 2025

(1) EBITDA is defined as net income adjusted for interest expense, net, provision for income taxes, depreciation expense, and amortization expense. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Business Overview

MARKETS SERVED

RV & UTILITY TRAILER PRODUCTS

MARINE

AFTERMARKET

TRANSPORTATION

HOUSING

BRAND PORTFOLIO

LIPPERT

RV
- LIPPERT
- FURRION
- Solera
- THOMAS PAYNE COLLECTION
- OneControl
- HAPPIJAC
- GIRARD

Marine
- LIPPERT
- Taylor Made
- SURESHADE
- LEWMAR

Automotive
- CURT
- UWS
- RANCH HAND
- ARIES
- LUVERNE
- RETRAC

Building and Transportation Products
- LIPPERT
- ESTATE
- RETRAC
- HERITAGE
- somnum
- TransAir
- FREEDMAN

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	7

Corporate Governance Highlights

•	7 of 8 Director Nominees are Independent

•	Independent Chairman of the Board

•	Annual Election of All Directors

•	Directors Elected by Majority Vote in Uncontested Director Elections

•	Annual Board and Committee Evaluations

•	Extensive Board Oversight of Risk Management, Including Separate Risk Committee

•	Non-Employee Directors Regularly Meet Without Management Present

•	Single Class Voting Structure (One Share, One Vote)

•	Guidelines for Business Conduct Applicable to All Team Members and Directors

•	Code of Ethics for Senior Financial Officers

•	No Supermajority Voting Requirements

•	No Shareholder Rights Plan (Poison Pill)

•	Board Oversight of Environmental Stewardship, Sustainability, and Human Capital

2025 Compensation

SUMMARY COMPENSATION TABLE

Name Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jason D. Lippert President and Chief Executive Officer	2025	$1,195,000	$6,221,621	$2,345,838	$331,402	$10,093,861
	2024	$1,195,000	$6,681,590	$2,004,074	$278,434	$10,159,098
	2023	$1,155,000	$7,169,980	$—	$317,863	$8,642,843

Lillian D. Etzkorn Executive Vice President and Chief Financial Officer	2025	$630,000	$1,215,212	$655,225	$94,405	$2,594,842
	2024	$575,000	$1,179,245	$492,594	$76,611	$2,323,450
	2023	$364,580	$761,149	$—	$259,261	$1,384,990

Ryan R. Smith Group President - North America	2025	$957,000	$3,024,277	$2,245,326	$184,157	$6,410,760
	2024	$957,000	$3,247,927	1,918,206	$165,557	$6,288,690
	2023	$925,000	$3,583,161	$—	$163,884	$4,672,045

Jamie M. Schnur Group President - Aftermarket	2025	$755,000	$2,066,225	$1,427,867	$139,412	$4,388,504
	2024	$755,000	$2,218,840	$1,219,842	$120,267	$4,313,949
	2023	$730,000	$2,392,737	$—	$123,448	$3,246,185

Andrew J. Namenye Former Executive Vice President, Chief Legal and HR Officer, and Corporate Secretary	2025	$380,288	$1,213,308	$—	$3,759,890	$5,353,486
	2024	$525,000	$1,179,245	$537,375	$80,753	$2,322,373
	2023	$500,000	$1,191,910	$—	$82,165	$1,774,075

For more information, visit page 48.

Executive Compensation Highlights

•	Pay for performance

•	Establish challenging performance goals in incentive plans

•	Maintain robust stock ownership guidelines for named executive officers and Directors

•	Require termination of employment in addition to a change in control for accelerated equity vesting (double trigger)

•	Require non-competition agreement for receipt of equity awards

•	Subject executives’ incentive-based compensation to clawback

•	Limit executive perquisites

•	No excise tax gross-ups

8	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Sustainability

The Company released its latest Corporate Social Responsibility (“CSR”) Report (the “CSR Report”) in December 2025. Our CSR Report leverages the Recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD Recommendations”), Sustainability Accounting Standards Board (“SASB”), and Global Reporting Initiative (“GRI”) frameworks for sustainability disclosures. It outlines the Company’s commitments, such as reducing its environmental footprint, updating applicable policies, and enhancing procedures and standards relating to the Company’s team members’ health and safety. This CSR Report is available on the Company’s website at www.lci1.com/sustainability.

ENVIRONMENTAL

The Company’s approach to environmental stewardship is rooted in our ambition to protect and invest in the communities that we call home. We aim to integrate sustainability practices into our everyday actions through thoughtful resource selection and continuous process improvements designed to reduce our environmental footprint and enhance efficiency. Our teams embrace lean initiatives, and we continue to invest in comprehensive training, advanced machinery, and eco-friendly energy alternatives to provide safer processes, realize cost savings, and reduce our environmental impact.

ECO-FRIENDLY OPERATIONS

400 TONS OF TOXIC CHEMICALS ELIMINATED	We reduce nearly 400 tons of dangerous Volatile Organic Compounds every year by powder-coating our products instead of using coatings comprised of harmful materials.

3,246,963 kWh PRODUCED FROM OUR SOLAR SOLUTIONS	Our 13 solar operations collectively produced 3,246,963 kWh of solar energy in 2025.

WASTE MANAGEMENT AND RECYCLING SOLUTIONS	In 2025, we recycled 43,925 tons of steel and aluminum and 4,557 tons of cardboard and wood.

*These figures represent the total amount of cardboard and wood recycled by approximately 80% of the Company’s U.S. operations

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	9

OUR CORE VALUES

Our core values define who we are. They shape our Company culture and guide our attitudes, behaviors, and actions - every day, at every facility. Our Company’s Leadership & Culture Development Team brings these values to life through transformative cultural initiatives and meaningful learning opportunities that empower our team members to grow and succeed.

SOCIAL RESPONSIBILITY

People are our priority, and community is our core. We are committed to making lives better through meaningful relationships with our co-workers, our customers, and the communities we serve. We aim to ensure that the Company’s team members feel a deeper sense of purpose at work. By aligning our cultural values and business strategies, we continue to build a workplace that supports, empowers, and inspires our people. We measure success not only by business results but by the positive impact we have on lives inside and outside our walls. Our team members drive our social impact philosophy with their passionate hearts and minds. Since 2017, our team members have collectively contributed more than 1,000,000 hours of volunteer service at over 2,500 non-profit organizations, supporting charitable fundraising events, and caring for our fellow team members in need. Through monetary donations, product donations, and company-wide fundraising events, the Company gave back over $2.1 million in 2025 to support the communities we proudly call home.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	11

LCI INDUSTRIES

3501 County Road 6 East

Elkhart, Indiana 46514

PROXY STATEMENT - 2026 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of LCI Industries, a Delaware corporation (the “Company,” “we,” “us,” or “our”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held in a virtual format on May 12, 2026, at 9:00 A.M. ET, or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 20, 2026 (the “Record Date”), shall be entitled to vote on all matters considered at the meeting. You may access the Annual Meeting of Stockholders via the Internet through www.virtualshareholdermeeting.com/LCII2026.

The Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which was or will be sent to stockholders on or about March 27, 2026, containing information on the availability of the proxy materials on the Internet. Stockholders will not receive a printed copy of the proxy materials unless previously requested or requested in the manner described in the Notice. The Notice explains how to access and review this Proxy Statement and our 2025 Annual Report to Stockholders, and how you may vote by proxy.

All valid proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted in the manner indicated on the proxies and, if no voting instructions are indicated, “FOR” the Directors named in Proposal 1 and “FOR” Proposals 2, 3, and 4. If specific instructions are indicated, the proxies will be voted in accordance with such instructions. Each proxy may be revoked at any time after it is submitted, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company, by giving a proxy with a later date, or by attending the Annual Meeting and voting virtually. Attendance at the Annual Meeting alone will not revoke a proxy.

If you are the record holder of your shares (that is, you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee), you may choose to submit your proxy via the Internet. The website to submit your proxy via the Internet is www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day until 11:59 P.M. ET on May 11, 2026. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting your proxy via the Internet will also be available to stockholders owning shares held in “street name.” If you submit your proxy via the Internet, you do not need to return a proxy card.

The cost of solicitation by the Company, including postage, printing, and handling, and the expenses incurred by brokerage firms, custodians, nominees, and fiduciaries in forwarding proxy materials to beneficial owners, will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, emails, and personal solicitation. Management may also use the services of Directors and team members of the Company to solicit proxies, without additional compensation.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS), IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS THAT ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 3501 COUNTY ROAD 6 EAST, ELKHART, INDIANA 46514, TELEPHONE (574) 535-1125, E-MAIL LCII@LCI1.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE AT HTTPS://INVESTORS.LCI1.COM AND AT WWW.PROXYVOTE.COM.

12	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Voting Securities

The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “LCII.”

Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 24,284,477 shares of our Common Stock outstanding and eligible to vote at the Annual Meeting. A majority in voting power of the outstanding shares of Common Stock entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

“Broker non-votes” means shares held of record by a broker for which the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. Proposals 1, 2, and 4 fall within this category. Accordingly, if you hold your shares in “street name” and wish your shares to be voted on Proposals 1, 2, and 4, you must give your broker voting instructions. Proposal 3 is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you.

If the persons present or represented by proxy at the meeting constitute the holders of less than a majority in voting power of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and, if applicable, broker non-votes.

VOTE REQUIRED ON PROPOSALS

The votes required to approve each of the proposals, and the impact of abstentions and broker non-votes, if any, on each of the proposals, are as follows:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Proposal 1:	Election of Directors	A nominee must receive a majority of the votes cast with respect to his or her election, which means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee.	Abstentions and broker non-votes will not affect the outcome of this proposal.
Proposal 2:	Advisory vote on executive compensation	Approval by the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present virtually or by proxy at the meeting and entitled to vote thereon.	Abstentions will have the same effect as votes cast against this proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal 3:	Ratification of appointment of independent auditor	Approval by the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present virtually or by proxy at the meeting and entitled to vote thereon.	Abstentions will have the same effect as votes cast against this proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal 4:	Approval of the LCI Industries Amended 2018 Omnibus Incentive Plan	Approval by the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present virtually or by proxy at the meeting and entitled to vote thereon.	Abstentions will have the same effect as votes cast against this proposal. Broker non-votes will not affect the outcome of this proposal.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment or postponement of the meeting, your proxy includes a grant of discretionary authority to the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	13

RECOMMENDATIONS OF THE BOARD OF DIRECTORS
The Board of Directors recommends that you vote:

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
FOR	FOR	FOR	FOR
each of the nominees for	advisory approval of	ratification of the	approval of the LCI
the Board of Directors	the compensation of	appointment of KPMG	Industries Amended 2018
named in this	the Company’s named	LLP as the Company’s	Omnibus Incentive Plan.
Proxy Statement.	executive officers as	independent auditor for
	described in this	the fiscal year ending
	Proxy Statement.	December 31, 2026.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Set forth below is information with respect to each person known to the Company on March 10, 2026, to be the beneficial owner of more than five percent of any class of the Company’s voting securities. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them.

Name Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)
BlackRock, Inc.(2)
50 Hudson Yards	3,741,985	15.4%
New York, NY 10001

The Vanguard Group(3)
100 Vanguard Boulevard	2,785,212	11.5%
Malvern, PA 19355

Kayne Anderson Rudnick Investment Management, LLC(4)
2000 Avenue of the Stars, Suite 1110	2,324,010	9.6%
Los Angeles, CA 90067

FMR, LLC(5)
245 Summer Street	1,548,369	6.4%
Boston, MA 02210

Dimensional Fund Advisors LP(6)
6300 Bee Cave Road, Building One	1,326,349	5.5%
Austin, TX 78746

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) and includes general voting power and/ or investment power with respect to securities. The approximate percent of class is determined based on the number of outstanding shares of the Company’s Common Stock on March 10, 2026.

(2)	Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on April 30, 2025. BlackRock reported sole voting power over 3,712,979 shares and sole dispositive power over 3,741,985 shares.

(3)	Based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 13, 2024. Vanguard reported sole dispositive power over 2,730,290 shares, shared voting power over 27,694 shares, and shared dispositive power over 54,922 shares.

(4)	Based on information reported to the SEC in an amended Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC (“Kayne”) on February 13, 2024. Kayne reported sole voting power over 1,744,799 shares, shared voting and dispositive power over 369,320 shares, and sole dispositive power over 1,954,690 shares.

(5)	Based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC (“FMR”) and Abigail P. Johnson on February 5, 2026. FMR reported sole voting power over 1,531,333 shares and sole dispositive power over 1,548,369 shares, and Ms. Johnson reported sole dispositive power over 1,548,369 shares.

(6)	Based on information reported to the SEC in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on April 15, 2025. Dimensional reported sole voting power over 1,286,918 shares and sole dispositive power over 1,326,349 shares. Dimensional also reported that it furnishes investment advice and serves as investment management or sub-adviser to investment companies and funds that are the owners of the shares, and in its role may possess voting and/or investment power over the shares, but disclaims beneficial ownership of such shares.

14	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information with respect to beneficial ownership on March 10, 2026, of the Company’s voting securities by each Director, each of whom is a nominee for election, except for Mr. Gero, by each of our executive officers named in the Summary Compensation Table herein, and by all current Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and their address is c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)
Brendan J. Deely	14,399(2)	*
James F. Gero	319,486(3)	1.3%
Tracy D. Graham	15,666(2)	*
Virginia L. Henkels	14,325(4)	*
Jason D. Lippert	348,163(5)	1.4%
Stephanie K. Mains	5,493(6)	*
Linda K. Myers	3,506(7)	*
Kieran M. O’Sullivan	22,961(2)	*
John A. Sirpilla	8,533(2)	*
Lillian D. Etzkorn	5,611(5)	*
Jamie M. Schnur	23,766(5)	*
Ryan R. Smith	16,620(5)	*
Andrew J. Namenye	31,286(5)	*
All current Directors and executive officers as a group (12 persons)	798,529	3.3%

* Represents less than 1% of the outstanding shares of Common Stock.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to deferred stock units (“DSUs”), restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vest within 60 days of March 10, 2026, are deemed to be outstanding for the purpose of computing the amount of beneficial ownership and percentage ownership of the person holding such equity units but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Excludes 1,745 RSUs, which represents RSUs granted in May 2025, plus dividend equivalents thereon, that vest on May 12, 2026.

(3)	Excludes 1,745 RSUs, which represents RSUs granted in May 2025, plus dividend equivalents thereon, that vest on May 12, 2026. Excludes 11,528 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(4)	Excludes 1,745 RSUs, which represents RSUs granted in May 2025, plus dividend equivalents thereon, that vest on May 12, 2026. Excludes 5,888 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(5)	Excludes the following respective equity units that are not issuable within 60 days:

	RSUs	PSUs
Jason D. Lippert	41,623	97,966
Lillian D. Etzkorn	7,948	18,534
Ryan R. Smith	20,235	47,622
Jamie M. Schnur	13,823	32,534
Andrew J. Namenye	—	3,888

(6)	Excludes 1,745 RSUs, which represents RSUs granted in May 2025, plus dividend equivalents thereon, that vest on May 12, 2026. Excludes 2,162 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(7)	Excludes 1,745 RSUs, which represents RSUs granted in May 2025, plus dividend equivalents thereon, that vest on May 12, 2026. Excludes 1,160 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	15

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.

Based on its review of the copies of such forms and representations from its Directors and executive officers, the Company believes that during 2025, all such filing requirements were satisfied.

16	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Proposal 1. Election of Directors

The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Certificate of Incorporation currently provides that the number of directors shall consist of not less than three nor more than twelve persons. Our bylaws provide that the number of directors, not less than three nor more than twelve persons, shall be determined from time to time by resolution of the Board. The Board of Directors currently consists of nine Directors. As discussed further below, it is proposed that, at the 2026 Annual Meeting, the stockholders elect a Board of eight Directors to serve for a term of one year or until their successors are elected and qualify. The Board has resolved that, effective at the 2026 Annual Meeting, the number of directors of the Company will be reduced to eight. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this Proxy Statement.

On February 11, 2026, Director James F. Gero notified the Company that he will not stand for re-election to the Board of Directors when his term expires at the 2026 Annual Meeting. Mr. Gero’s decision to not stand for re-election was not due to any disagreement with the company on any matter relating to its operations, policies, or practices. The Board of Directors thanks Mr. Gero for his years of service, his dedication to the Board, and his many contributions to the Company.

The Company’s bylaws require directors to be elected under a majority voting standard in uncontested elections. In any contested election, directors will be elected by a plurality vote. Because the election of Directors at the 2026 Annual Meeting will be an uncontested election, each of the nominees, being an incumbent Director, was required to submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in his or her election, and (ii) acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event a nominee in an uncontested election fails to receive a majority of the votes cast, the Corporate Governance, Nominating, and Sustainability Committee will recommend to the Board of Directors whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance, Nominating, and Sustainability Committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. If the Board of Directors accepts a Director’s resignation pursuant to this process, the Board of Directors may fill the resulting vacancy.

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

The Corporate Governance, Nominating, and Sustainability Committee of the Board leads the search for individuals qualified to serves as Directors and selects nominees to be presented for stockholder approval at each Annual Meeting. The Committee considers candidates for Board membership suggested by members of the Committee, Directors, Management, and stockholders. In evaluating potential nominees, the Corporate Governance, Nominating, and Sustainability Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise, and other factors. The Committee also strives to include candidates who reflect diverse experience, skills, and backgrounds when assembling an initial pool of qualified candidates from which to fill Board vacancies. The objective of the Committee is to identify and recommend the most capable candidates who have experience in the areas of expertise needed at that time and who meet the criteria for nomination.

The Corporate Governance, Nominating, and Sustainability Committee evaluates candidates recommended by stockholders using the same criteria applied to those candidates proposed by Directors or Management. To be considered for membership on the Board, a candidate must meet the following criteria, as set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom, and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board; and (g) Directors who are not CEOs or equivalent should not serve on more than four boards of public companies in addition to the Company’s Board.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	17

The Corporate Governance, Nominating, and Sustainability Committee seeks candidates who demonstrate exceptional ability and judgment and who can, in conjunction with other Directors, most effectively serve the long-term interests of our stockholders. The particular experience, qualifications, and skills of each nominee described on pages 19 through 23 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, experience with technology-based and growth-oriented companies and global markets, competence in accounting and financial reporting, and leadership in business and with socially responsible organizations.

The Corporate Governance, Nominating, and Sustainability Committee recommended to the Board each of the nominees for election as Directors as set forth herein. No candidates for Director nominees were submitted to the Committee by any stockholder in connection with the 2026 Annual Meeting.

Stockholders may propose candidates for director for consideration by the Corporate Governance, Nominating, and Sustainability Committee by submitting the names of such candidates and supporting information to:

Corporate Secretary

LCI Industries

2917 Independence Ct.

Elkhart, Indiana 46514

The candidate must meet the qualifications for Directors described above and in the Company’s Governance Principles.

In addition, any stockholder who wishes to nominate a director candidate at an annual meeting may do so by following the procedures and providing the information set forth under “Stockholder Proposals for the 2027 Annual Meeting” and in Section 1.13 of the Company’s bylaws.

18	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

DIRECTOR NOMINEE SKILLS AND EXPERIENCES

The following matrix highlights our Director nominees’ primary skills and experiences. This matrix is intended as a high-level summary and not an exhaustive list of each Director’s skills or contributions to the Board.

Skills and Experiences	TRACY D. GRAHAM	BRENDAN J. DEELY	VIRGINIA L. HENKELS	JASON D. LIPPERT	STEPHANIE K. MAINS	LINDA K. MYERS	KIERAN M. O’SULLIVAN	JOHN A. SIRPILLA
Accounting			●		●			●
Artificial Intelligence	●
Audit	●		●		●	●	●
Business Operations	●	●	●	●	●		●	●
Chief Executive Officer (CEO)	●	●		●	●		●	●
Chief Financial Officer (CFO)			●		●
Chief Operating Officer (COO)		●						●
Corporate Governance	●	●	●		●	●	●	●
Dealer or Distributor		●			●		●	●
Financial Expertise	●		●		●	●	●
Financial Literacy	●	●	●		●	●	●	●
Innovation and Emerging Technologies	●			●	●		●
Insurance	●		●
International		●	●	●	●	●	●
Legal/Compliance/Regulatory			●			●
Logistics		●	●		●		●	●
Marketing and Sales	●	●					●	●
Mergers and Acquisitions	●	●	●	●	●	●	●	●
Operations or Manufacturing Experience	●	●	●	●	●		●
Procurement or Supply Chain Management		●	●				●	●
Real Estate			●		●	●		●
Recent Public Company Board Membership	●		●	●	●	●	●
Risk Management	●	●	●		●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●
Sustainability / Social Responsibility					●	●	●
Technology or Cybersecurity	●				●		●

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	19

Our Director Nominees

Following the recommendation of the Corporate Governance, Nominating, and Sustainability Committee, the Board of Directors has nominated the eight persons named below for election to the Board of Directors at the Annual Meeting. Each of the nominees was elected to his or her present term of office at the Annual Meeting of Stockholders held on May 15, 2025.

Tracy D. Graham

Mr. Graham, 52, Chairman of the Board of Directors, has been a member of our Board of Directors since 2016. Mr. Graham is the Managing Partner of Graham Allen Partners, a private equity firm focused on acquiring and growing technology-enabled companies. Mr. Graham has also served in other roles at Graham Allen Partners over the years, including Chief Executive Officer and Chief Investment Officer. Prior to forming Graham Allen Partners in 2009, he served as Vice President at Cincinnati Bell, one of the nation’s leading regionally-

CAREER EXPERIENCE 30 YEARS

focused local exchange, wireless, and data center providers. Mr. Graham also successfully built and sold three technology companies over a 12-year period, including GramTel USA, Inc., a provider of data center infrastructure to business customers, which was sold to Cincinnati Bell. Mr. Graham is a director of 1st Source Corporation, a publicly owned bank holding company headquartered in South Bend, Indiana. He is also a member of the Board of Trustees at the University of Notre Dame, his alma mater.

BOARD EXPERIENCE 28 YEARS

Mr. Graham has over 28 years of executive and leadership experience in growth-oriented companies, with deep expertise in artificial intelligence, data infrastructure, information technology, and cybersecurity. He brings a multifaceted understanding of the technology transformation challenges and opportunities facing businesses today.

Committees: Audit; Corporate Governance, Nominating, and Sustainability

Brendan J. Deely

Mr. Deely, 60, has been a member of our Board of Directors since 2011. Mr. Deely is the Chief Executive Officer and President of EFC International, a premier global solutions provider of  specialty engineered fasteners and components. From 2018 until 2023, Mr. Deely was the President and Chief Executive Officer of Banner Solutions, a leading wholesaler  of commercial, residential, and electronic access control door hardware and security products. From 2016 to March 2018, he served as an independent director and subsequently as President

CAREER EXPERIENCE 38  YEARS

and Chief Executive Officer of A.H. Harris Construction Supplies, a leading distributor of construction supplies and equipment. From 2004 until December 2014, Mr. Deely was President and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, and from 2008 until November 2014, he was Senior Vice President of USG Corporation, a publicly owned manufacturer and distributor of high-performance building systems. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries.

BOARD EXPERIENCE 15  YEARS

He is a current Board member of Dayton Superior Corporation, a leading single-source provider of concrete accessories, chemicals, and forming products for the non-residential construction industry.

Mr. Deely has extensive experience in corporate management, operations, supply chain, and compensation matters, and extensive experience with socially responsible organizations.

Committees: Corporate Governance, Nominating, and Sustainability; Risk; Strategy, Acquisition, and Capital Deployment (chair)

20	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

AVERAGE CAREER	AVERAGE BOARD
EXPERIENCE	EXPERIENCE
35	19
YEARS	YEARS

Virginia L. Henkels

Ms. Henkels, 57, has been a member of our Board of Directors since 2017 and has over 30 years of financial and leadership experience across a diverse portfolio of publicly-traded companies. From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then publicly traded transportation services company, where she led numerous capital market transactions, including its 2010 initial public offering and its 2017 merger with Knight Transportation. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc., a global diversified technology

CAREER EXPERIENCE 36 YEARS

and manufacturing company. Most recently, Ms. Henkels served as Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp., a mission-based special purpose acquisition company (SPAC) focused on promoting equity and inclusion from 2020 to February 2023. Ms. Henkels currently serves on the board of directors of Avnet, Inc., a publicly traded leading global technology distributor and solutions provider; Pursuit Attractions and Hospitality, Inc. (formerly Viad Corp.), a publicly traded travel experience company; and Isaac Instruments, a privately-held solutions provider of transportation technology. Previously, Ms. Henkels served on the board of directors of Echo Global Logistics, Inc., a provider of technology-enabled transportation

BOARD EXPERIENCE 9 YEARS

and supply chain management solutions, from 2018 until it was acquired by The Jordan Companies in November 2021. Ms. Henkels  is also a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations.

Formerly a CPA, Ms. Henkels has extensive experience with finance, accounting, capital markets,  and investor relations, as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

Committees: Audit (chair); Compensation and Human Capital; Risk

Jason D. Lippert

Mr. Lippert, 53, has been a member of our Board of Directors since 2007. Mr. Lippert became Chief Executive Officer of the Company in May 2013, was also appointed President of the Company in May 2019, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 30 years of experience with the Company

CAREER EXPERIENCE 31 YEARS

and its subsidiaries, and he has held a broad range of leadership positions. Since November 1, 2021, Mr. Lippert has also served on the board of directors of Quanex Building Products Corporation, a publicly traded manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.

BOARD EXPERIENCE 23 YEARS

Mr. Lippert has particular knowledge of the industries and customers served by the Company, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and the sale of our products.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	21

Stephanie K. Mains

Ms. Mains, 58, has been a member of our Board of Directors since 2021. Ms. Mains most recently was Chief Executive Officer of LSC Communications MCL, LLC (“LSC”), a portfolio company of Atlas Holdings, from April 2021 until May 2025. Ms. Mains has over 30 years of experience across diverse industry segments, including aviation, energy, and transportation, and in the last 15 years, building and expanding global service businesses serving industrial, oil and gas, utility, distributed power, and electrification sectors. Prior to LSC, she served as interim Chief Executive Officer of GE Power Conversion, a $1B advanced electrification and digital solutions business, leading the business to a profitable turnaround through COVID-19 in 2020. From 2015-2019, she served as the President and Chief Executive Officer of Industrial Solutions, a GE and later ABB company. She led Industrial Solutions, a $2.7B GE business delivering technologies that distribute, protect,

CAREER EXPERIENCE 37 YEARS

and control electricity, through a transformation and divestiture to ABB. From 2013-2015, Ms. Mains was President and Chief  Executive Officer of GE Distributed Power Global Services, where  she integrated and grew a $2.2B global business platform, servicing technologies that provide at the point of use power to the oil and gas, utilities, mining, and industrial segments. From 2006 until 2013, she held positions of increasing responsibility within GE Energy, from General Manager to Vice President. During this time, she led the global build-out and transformation of a $4B service operation providing power equipment and services to utility and oil and gas customers. Prior to joining GE Energy, she spent 16 years in financial and leadership roles across multiple GE businesses, including serving as Chief Financial Officer of GE Aviation Services-Contractual Services and Material Solutions, a $4B aviation material services business. Ms. Mains also serves on the board

BOARD EXPERIENCE 7 YEARS

of directors of Diamondback Energy, Inc., an independent oil and natural gas company; Gates Industrial Corporation plc, a global manufacturer of innovative, highly engineered power transmission and fluid power solutions; and Stryten Manufacturing, a manufacturer of premium battery solutions, a private  portfolio company of Atlas Holdings.

Ms. Mains has extensive experience building and leading global businesses across multiple industrial and services segments. She has expertise in strategy and portfolio development, financial management, acquisitions and integrations, digital transformation, global expansion, manufacturing and service capability development, customer engagement models, organization talent development, and global cultural evolution.

Committees: Audit; Compensation  and Human Capital; Strategy, Acquisition, and Capital Deployment

Linda K. Myers

Ms. Myers, 62, has been a member of our Board of Directors since 2022. Most recently, Ms. Myers served as a partner and seasoned member of the senior leadership team at Kirkland & Ellis LLP (“Kirkland”), a large multi-national law firm, from 1996 through February 2022. During her time at Kirkland, Ms. Myers served on the Global Management Executive Committee and established Kirkland’s Diversity Integration Task Force, which determines policy and structural enhancements to execute the firm’s commitment to diversity at all levels. Ms. Myers is also a founding member of Kirkland’s Women’s Leadership Initiative. Ms. Myers currently serves on the board of Gibraltar Industries, a leading manufacturer

CAREER EXPERIENCE 36 YEARS

and provider of products and services for the renewable energy, residential, agtech, and  infrastructure markets. At Gibraltar, she chairs the Nominating, Governance & Corporate Social Responsibility Committee and serves on the Capital Structure & Asset Management Committee and Compensation & Human Capital Committee. In January 2024, Ms. Myers joined the board of Marex Group plc, where serves as Chair of its Renumeration Committee. In February 2026, she joined the board of Eurowag Solutions and serves on its Remuneration Committee, Nomination and Governance Committee, and Audit and Risk Committee. She also serves as an advisor to Chelsea Lighting, a

BOARD EXPERIENCE 23 YEARS

nationwide leader of lighting and control technologies distribution, and to Kinzie Capital Partners. In addition, she holds board leadership roles at the National Association  of Corporate Directors, National Philanthropic Trust, Chicago Shakespeare Theater, and Lyric Opera of Chicago.

Ms. Myers brings extensive financial and legal expertise, as well as significant leadership experience  to LCI Industries, our Board of Directors, and our stockholders.

Committees: Corporate Governance, Nominating, and Sustainability (chair); Risk; Strategy, Acquisition, and Capital Deployment

22	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Kieran M. O’Sullivan

Mr. O’Sullivan, 64, has been a member of our Board of Directors since 2015. Mr. O’Sullivan is President, Chief Executive Officer, and Chairman of the Board of CTS Corporation, a publicly owned designer and manufacturer of electronic components and sensors to original equipment manufacturers in the automotive, communications, medical, defense and aerospace,

CAREER EXPERIENCE 36 YEARS

industrial, and computer markets. Prior to joining CTS in 2013, he served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006.

Mr. O’Sullivan has over 28 years of leadership experience in

BOARD EXPERIENCE13 YEARS

operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments, experience in global markets, as well as experience as a sitting President and Chief Executive Officer of a publicly owned corporation.

Committees: Audit; Corporate Governance, Nominating, and Sustainability; Risk (chair)

John A. Sirpilla

Mr. Sirpilla, 59, has been a member of our Board of Directors since 2019. Mr. Sirpilla is Chief Executive Officer and the founder of Encourage LLC, a small family office focused on investments in retail, medical development, and health management, and he also serves as Chief Experience Officer of Wellspring Family Office. From 2003 to 2012, Mr. Sirpilla was President of Camping World Accessory Stores, a 140-store nationwide retail chain serving the RV industry. In 2012,

CAREER EXPERIENCE 38 YEARS

Mr. Sirpilla was promoted to Chief Business Development Officer for the parent company of Camping World and Good Sam, where he led store operations, logistics, and new business development until his retirement in 2017. Mr. Sirpilla formerly served as Chairman of the Board for the Stark County Catholic Schools and the United Way of Greater Stark County. He is a current Board member of the Pro Football Hall of Fame, Aultman Health Foundation, TecTraum Inc.,

BOARD EXPERIENCE 31 YEARS

Wellspring Financial Services, and Society Brands.

Mr. Sirpilla has over 32 years of executive and leadership experience in the RV industry, as well as extensive knowledge and expertise in investments and strategic planning.

Committees: Compensation and Human Capital (chair); Risk; Strategy, Acquisition, and Capital Deployment

Unless contrary instructions are indicated, the persons named as proxies in the form of proxy solicited from holders of our Common Stock will vote for the election of the nominees indicated above. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

The Board of Directors recommends that you vote FOR election of each of the eight Director nominees.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	23

Corporate Governance and Related Matters

STATEMENT REGARDING CORPORATE GOVERNANCE

The Company regularly monitors developments in the area of corporate governance, including rules promulgated by the SEC and the NYSE. The Company’s corporate governance policies and procedures are designed to comply with all laws and rules applicable to corporate governance, and the Company continually implements “best practices” as it deems appropriate to protect and enhance stockholders’ interests.

The Company’s Governance Principles, as well as the Charters of the Audit Committee, the Compensation and Human Capital Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy, Acquisition, and Capital Deployment Committee, and the Key Practices of the Audit Committee, the Compensation and Human Capital Committee, and the Corporate Governance, Nominating, and Sustainability Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy, can be accessed on the Company’s Investor Relations website at https:// investors.lci1.com under “Governance - Governance Documents.” A copy of any corporate governance document will be furnished, without charge, upon written request to Corporate Secretary, LCI Industries, 2917 Independence Ct., Elkhart, Indiana 46514. Information on our website is not incorporated by reference into this Proxy Statement.

BOARD OF DIRECTORS AND

DIRECTOR INDEPENDENCE

Directors are elected annually by the Company’s stockholders for one-year terms. The Board currently consists of eight independent Directors, and one Director, Jason D. Lippert, who is employed by the Company as its President and Chief Executive Officer.

The Board of Directors reviews, at least annually, the independence of each Director. During these reviews, the Board considers transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and Management to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. The review is based primarily on responses of the Directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation, and other relationships. In reviewing the independence of the Directors, the Board applies the standards that it has adopted to assist it in making determinations of independence and that are contained in the Company’s Governance Principles, which are available on the Company’s Investor Relations website at https:// investors.lci1.com under “Governance - Governance Documents.” In March 2026, the Board determined that none of Messrs. Graham, Deely, Gero, O’Sullivan, or Sirpilla, nor Mses. Henkels, Mains, or Myers, has any material relationship with the Company or its subsidiaries. Accordingly, the Board has determined that each of these eight current Directors meets the “independence” standards of the NYSE.

The independent Directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2025, the Board of Directors held 20 meetings. All Directors attended at least 75% of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

Directors are expected to attend the Company’s annual meetings. At the Company’s 2025 Annual Meeting, all Directors standing for election attended virtually.

LEADERSHIP STRUCTURE

The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior Management. Tracy D. Graham currently serves as Chairman of the Board, and Jason D. Lippert serves as President and Chief Executive Officer. The Chairman of the Board coordinates the activities of the independent Directors, serves as a liaison on Board-related issues between the independent Directors and the CEO, and performs any other duties and responsibilities that the Board of Directors may determine. While the Board elects a Chairman of the Board annually, it is generally expected that he or she will serve for more than one year.

24	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

The role of the Chairman of the Board also includes:

• presiding at executive sessions, with the authority to call meetings of the non-employee Directors;

• advising on the selection of committee chairs;

• approving the agenda, schedule, and information sent to the Directors for Board meetings and assuring that there is sufficient time for discussion of all items on Board meeting agendas;

• working with the CEO to prepare a schedule of strategic discussion items; and

• guiding the Board’s governance processes, including the annual Board self-evaluation and succession planning.

The Board periodically reviews its leadership structure to evaluate whether it remains appropriate for the Company.

EXECUTIVE SESSIONS

The non-employee Directors meet regularly in executive sessions without Management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Chairman of the Board. At least once a year, a meeting of only the independent Directors is held. Additional executive sessions may be called by the Chairman of the Board in his discretion or at the request of the Board.

BOARD COMMITTEES

The Company has five standing Committees of the Board of Directors: the Audit Committee, the Compensation and Human Capital Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy, Acquisition, and Capital Deployment Committee. All members of the Audit Committee, the Compensation and Human Capital Committee, and the Corporate Governance, Nominating, and Sustainability Committee are independent Directors who meet the independence and experience standards of the NYSE and the SEC. The Board annually selects the Directors who serve on the committees. Each committee functions pursuant to a written Charter and, other than the Risk Committee and Strategy, Acquisition, and Capital Deployment Committee, written Key Practices adopted by the Board of Directors and reviewed annually by each committee.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	25

The following table reflects the current membership of each Board Committee:

Name	Audit Committee	Compensation and Human Capital Committee	Corporate Governance, Nominating, and Sustainability Committee	Risk Committee	Strategy, Acquisition, and Capital Deployment Committee
Tracy D. Graham	●		●
Brendan J. Deely			●	●	Chair
James F. Gero		●	●
Virginia L. Henkels	Chair	●		●
Stephanie K. Mains	●	●			●
Linda K. Myers			Chair	●	●
Kieran M. O’Sullivan	●		●	Chair
John A. Sirpilla		Chair		●	●

Audit Committee

The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct of the Company’s financial reporting processes and the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications, and performance of the Company’s independent auditor; (iv) the adequacy and effectiveness of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function; and (v) the Company’s compliance with ethical standards adopted by the Company. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Audit Committee selects the Company’s independent auditor, which selection is submitted to the stockholders for ratification in this Proxy Statement. See “Proposal 3. Ratification of Appointment of Auditors.”

In coordination with the Risk Committee, the Audit Committee oversees the Company’s cybersecurity risk management strategies, programs, policies, procedures, and functions.

All of the Audit Committee members meet the independence and experience requirements of the NYSE and the SEC. Ms. Henkels serves as Chair of the Audit Committee, and each member of the Committee has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held 7 meetings during the year ended December 31, 2025.

Compensation and Human Capital Committee

The purpose of the Compensation and Human Capital Committee of the Board of Directors is (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; (ii) to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement; and (iii) to oversee the Company’s strategies, initiatives, and policies related to human resources.

The Compensation and Human Capital Committee is responsible for reviewing the performance and development of the Company’s Management in achieving corporate goals, and ensuring that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, determines the compensation terms for the Company’s Chief Executive Officer and other executive officers, administers the LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”), approves equity awards, and coordinates with the Corporate Governance, Nominating, and Sustainability Committee with respect to compensation of Directors. The Compensation and Human Capital Committee approved the compensation, consisting of salary, incentive bonus, equity awards, and benefits, paid for 2025 to the “Named Executive Officers.” See “Executive Compensation – Compensation Discussion and Analysis.”

26	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

In addition, the Compensation and Human Capital Committee oversees and administers the Company’s clawback policy. It also oversees the development, implementation, and effectiveness of the Company’s strategies, initiatives, and policies related to human resources, including, but not limited to: talent acquisition, retention, development, and succession (excluding succession related to the Company’s Chief Executive Officer, which succession is overseen by the Corporate Governance, Nominating, and Sustainability Committee); company culture; employee engagement; workforce demographics; enterprise health care programs; and other key human resources policies and practices.

Mr. Sirpilla serves as Chairman of the Compensation and Human Capital Committee. All members of the Compensation and Human Capital Committee meet the independence requirements of the NYSE and the SEC. This Committee held 4 meetings during the year ended December 31, 2025.

Corporate Governance, Nominating, and Sustainability Committee

The purpose of the Corporate Governance, Nominating, and Sustainability Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Directors; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles and business guidelines; (v) evaluating potential candidates for executive positions; and (vi) oversight of sustainability and social responsibility matters.

The Corporate Governance, Nominating, and Sustainability Committee oversees the development of executive succession plans, coordinates with the Compensation and Human Capital Committee with respect to compensation of Directors, reviews and approves related person transactions, and resolves any conflicts of interest involving a Director. The Committee reviews and, if necessary, recommends revisions to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and other governance policies adopted from time to time. The Committee also oversees, reviews, and reports to the Board on a periodic basis with regard to sustainability and social responsibility matters, including impacts to the Company’s business and strategy, the Company’s public reporting on these topics, and any recommendations with respect to oversight and related policies.

The Corporate Governance, Nominating, and Sustainability Committee leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting of Stockholders and to fill vacancies on the Board of Directors. See “Proposal 1. Election of Directors – Director Qualifications and Selection Process.”

Ms. Myers serves as Chair of the Corporate Governance, Nominating, and Sustainability Committee. This Committee held 4 meetings during the year ended December 31, 2025.

Risk Committee

The purpose of the Risk Committee of the Board of Directors is to provide oversight of Company-wide risk management practices to assist the Board in (i) overseeing that the executive team has identified and assessed all the risks that the organization faces and has established a risk management infrastructure capable of addressing those risks; (ii) overseeing, in conjunction with other Board-level committees or the full Board as applicable, the Company’s management of operational, cyber, data, artificial intelligence (“AI”), facility, and safety-related risks, as well as those impacting supply chain, regulatory, compliance, and overall organizational reputation; (iii) overseeing the division of risk-related responsibilities to each Board committee as clearly as possible and performing a gap analysis to determine that the oversight of any risks are not missed; and (iv) in conjunction with the full Board, approving the Company’s enterprise-wide risk management framework. Further, the Risk Committee oversees the Company’s use, development, and procurement of AI and other emerging technologies and that such technologies are managed in a manner consistent with the Company’s risk management framework, risk appetite, ethical standards, and applicable laws and regulations. The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them.

Mr. O’Sullivan serves as Chairman of the Risk Committee. This Committee held 4 meetings during the year ended December 31, 2025.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	27

Strategy, Acquisition, and Capital Deployment Committee

The purpose of the Strategy, Acquisition, and Capital Deployment Committee of the Board of Directors is to assist the Board in fulfilling its oversight responsibilities relating to the formulation and execution of strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions, and divestitures by the Company. The Strategy, Acquisition, and Capital Deployment Committee (i) works with Management in the development of the Company’s strategy; (ii) evaluates risks to the Company’s current and ongoing strategy identified by the Risk Committee, Audit Committee, Management, or the full Board, including assessing how such risks may affect the strategic plan, and considers the potential impact of new, emerging, or evolving competitor activity, government or legislative developments, and global economic or geopolitical conditions; (iii) monitors execution of the Company’s strategic plan, both domestically and internationally, against stated goals and objectives, and provides guidance and feedback as necessary; (iv) in conjunction with Management, develops an acquisition strategy that aligns with the Company’s long-term strategic plan; (v) reviews each proposed acquisition by the Company above an established threshold in the context of various factors, including whether to recommend approval of the acquisition; (vi) from time to time, reviews and recommends to the Board of Directors whether to exit an existing business or dispose of assets; and (vii) reviews and analyzes actions and results against stated goals and objectives.

Mr. Deely serves as Chairman of the Strategy, Acquisition, and Capital Deployment Committee. This Committee held 6 meetings during the year ended December 31, 2025.

COMPENSATION-RELATED RISK

To identify risks that could be created by our compensation policies and practices, the Compensation and Human Capital Committee reviews enterprise risk management assessments and evaluates our controls to determine if they adequately mitigate compensation-related risks. If appropriate, controls are modified or supplemented. The Compensation and Human Capital Committee assessed our executive compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation and Human Capital Committee believes our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation and Human Capital Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, motivate Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate excessive risk-taking to achieve short-term results.

COMPENSATION RECOVERY POLICY

The Board of Directors has adopted a Compensation Recovery Policy (the “Clawback Policy”) in accordance with the listing standards of the NYSE. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our named executive officers.

The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the Compensation and Human Capital Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by the NYSE.

28	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

DIRECTOR STOCK OWNERSHIP REQUIREMENTS

To help align the personal interests of non-employee Directors with the interests of stockholders, all non-employee Directors are required to hold Company Common Stock, RSUs, or DSUs equivalent to 5x each non-employee Director’s annual cash retainer (exclusive of any cash retainer for serving as a Board or Committee chair). Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the individual and his or her immediate family members residing in the same household, plus RSUs, DSUs, and stock awards (whether vested or unvested). Stock options (whether vested or unvested) do not count toward satisfaction of the guidelines. Non-employee Directors are required to achieve ownership in accordance with the guidelines within five years of the date they assume their position. As of the date of this Proxy Statement, all non-employee Directors satisfy the stock ownership requirements or are within that five-year period.

TEAM MEMBERS AND DIRECTORS GUIDELINES FOR BUSINESS CONDUCT

The Company has Guidelines for Business Conduct that all Management team members and Directors are required to annually sign and follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its President and Chief Executive Officer, Chief Financial Officer, and the financial officers of the Company and its subsidiaries.

MANAGEMENT AND BOARD SUCCESSION

The Board periodically reviews with the Chief Executive Officer and maintains a succession plan for executive officers, after considering recommendations from the Corporate Governance, Nominating, and Sustainability Committee. The plan is designed to ensure an effective transition of Management of our operations to qualified executives upon the retirement of senior executives. The Board is also responsible for maintaining an emergency succession plan that is reviewed periodically with Management.

The Corporate Governance, Nominating, and Sustainability Committee is responsible for identifying and selecting highly qualified individuals to serve on the Board of Directors consistent with criteria approved by the Board, including nominees who possess exceptional integrity, judgment, and the ability to advance the long-term interests of stockholders. It also reviews and considers director candidates proposed by stockholders and is tasked with determining the reasons behind any Director’s resignation.

CONTACTING THE BOARD OF DIRECTORS

Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or our non-employee Directors as a group, or any member of the Board, may do so electronically by sending an e-mail to LCII@lci1.com or by writing to any Director c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514. Communications received electronically or in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls, and auditing matters generally will be forwarded to the Chair of the Audit Committee.

INSIDER TRADING POLICY

The Board of Directors has adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our Directors, officers, and team members, which policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as NYSE listing standards, a copy of which is filed as an exhibit to our Annual Report on Form 10-K. Further, it is the Company’s policy that any transactions by the Company in its own securities will comply with applicable laws with respect to insider trading.

PROHIBITION ON HEDGING BY DIRECTORS AND TEAM MEMBERS

The Board of Directors has adopted a Hedging Policy that prohibits the Company’s Directors, executive officers, team members, and their designees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s Common Stock. This prohibition applies to all shares of the Company’s Common Stock owned directly or indirectly by such persons. The Hedging Policy does not preclude the Company’s Directors, officers, team members, and their designees from engaging in general portfolio diversification.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	29

Director Compensation

The following table summarizes compensation paid to non-employee Directors during fiscal 2025:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Tracy D. Graham	$250,000	$150,076	$7,497	$407,573
Brendan J. Deely	$120,000	$150,076	$7,497	$277,573
James F. Gero	$115,000	$150,076	$55,895	$320,971
Virginia L. Henkels	$125,000	$150,076	$33,846	$308,922
Stephanie K. Mains	$100,000	$150,076	$17,169	$267,245
Linda K. Myers	$115,000	$150,076	$12,686	$277,762
Kieran M. O’Sullivan	$115,000	$150,076	$7,497	$272,573
David A. Reed(4)	$38,764	$—	$6,501	$45,265
John A. Sirpilla	$120,000	$150,076	$23,980	$294,056
Total	$1,098,764	$1,200,608	$172,568	$2,471,940

(1)	Represents the Directors’ annual cash retainer amount and the additional annual cash fee paid to the Chairman of the Board and the Committee Chairs, as applicable, for the period of time they served in the respective positions in 2025, except for Messrs. Gero and Reed, who elected to receive DSUs in lieu of their cash compensation for 2025. For those Directors, the amount shown represents the value, as of the date credited, of DSUs issued in lieu of cash compensation in payment of Directors’ fees. To encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees. An initial election to defer compensation for a calendar year must be made prior to December 31st of the preceding calendar year. The number of DSUs, credited at the fair market value of the stock on the date credited, is equivalent to 115 percent of the deferred fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the initial restriction or deferral period selected by the Director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company and are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Until shares representing the DSUs are distributed, the Director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividend equivalents in DSUs with the same deferral period as the underlying units, if dividends are issued to stockholders.

(2)	In May 2025, each non-employee Director who was elected at the 2025 Annual Meeting was granted 1,687 RSUs, having a value of approximately $150,000, as the annual equity grant component of Director compensation. The grant date fair value of the RSUs granted to Directors in May 2025 was $88.96 per share, the closing price on the grant date. These RSUs vest in full on the earlier of the first anniversary of the grant date and the date of the annual meeting of stockholders in the following year. Directors do not have any rights of a stockholder of the Company with respect to RSUs, other than to receive dividend equivalents in RSUs with the same vesting period, if dividends are issued to stockholders. Non-employee Directors can also receive non-qualified stock options or other stock-based awards under the 2018 Plan. No stock options or other stock-based awards were granted in fiscal 2025 to our non-employee Directors. As of December 31, 2025, the non-employee Directors held the following number of RSUs:

Name	RSUs Held at December 31, 2025
Tracy D. Graham	1,745
Brendan J. Deely	1,745
James F. Gero	1,745
Virginia L. Henkels	1,745
Stephanie K. Mains	1,745
Linda K. Myers	1,745
Kieran M. O’Sullivan	1,745
John A. Sirpilla	1,745

(3)	Represents the dollar value of dividend equivalents credited on stock awards in the applicable year when those amounts were not factored into the grant date fair value of the award. For Mr. Sirpilla, the amount also includes $16,483 attributed to the value of a watch presented to Mr. Sirpilla in recognition of years of service to the Company.

(4)	Mr. Reed’s service on the Board ended on May 15, 2025.

30	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

DISCUSSION OF DIRECTOR COMPENSATION

The Corporate Governance, Nominating, and Sustainability Committee has responsibility for recommending to the Board compensation and benefits for non-employee Directors. In discharging this duty, the Committee is guided by three goals: (1) compensation should fairly pay Directors for the time and service they provide; (2) compensation should align the interests of Directors with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent, and easy for stockholders to understand. The Corporate Governance, Nominating, and Sustainability Committee believes these goals are served by providing non-employee Directors with an annual retainer fee, and an annual stock-based award. Prior to determining compensation for non-employee Directors for fiscal 2025, the Corporate Governance, Nominating, and Sustainability Committee also consulted with the Compensation and Human Capital Committee and Willis Towers Watson, the Committee’s independent compensation consultant, regarding Director compensation mix and total compensation for Board and Committee service.

For fiscal 2025, non-employee Directors received a combination of an annual cash retainer of $100,000, and an annual grant of RSUs valued at approximately $150,000 on the date of grant, which occurs on the date of the Annual Meeting following their election to the Board for a one-year term. The Chairman of the Board and the Chair of each of the Audit Committee, the Compensation and Human Capital Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy, Acquisition, and Capital Deployment Committee received an additional annual fee for the additional responsibilities related to their respective positions. The following table sets forth the additional annual fees for the Board and Committee Chairs that were in effect during 2025:

Annual Fee for Board or Committee Chair	Amount
Board of Directors	$150,000
Audit Committee	$25,000
Compensation and Human Capital Committee	$20,000
Corporate Governance, Nominating, and Sustainability Committee	$15,000
Risk Committee	$15,000
Strategy, Acquisition, and Capital Deployment Committee	$20,000

Annual retainer fees and chair fees are paid on a quarterly basis.

Non-employee Directors who join the Board of Directors other than on the date of an Annual Meeting receive pro-rated retainer amounts and equity awards.

As described in more detail in footnote (1) to the table above, to encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees.

Directors who are team members of the Company do not receive additional fees or other compensation for serving as Directors.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	31

Executive Compensation

A MESSAGE FROM OUR COMPENSATION AND HUMAN CAPITAL COMMITTEE

Guided by our named executive officers, LCI Industries delivered a very strong 2025, with results that validated our strategic focus in operational excellence and diversification. This focus allowed us to weather uncertainty and a difficult wholesale environment and still close 2025 in a strong competitive position. Our scale, innovation, and industry expertise continue to position us to capture growth opportunities and operating efficiencies across our multiple end markets, leading to operating margin expansion and stockholder value creation. Our experienced leadership team’s deep industry knowledge and our team members’ commitment to driving our business forward will guide us in 2026 and beyond.

As the Compensation and Human Capital Committee, we strive to pay for performance to ensure the goals and objectives of the executive leadership team are aligned with those of our stockholders, and, at the same time, we maintain pay programs that help retain and motivate Management to drive long-term success for LCI Industries.

As you review the following Compensation Discussion and Analysis, you will see that the compensation determinations for our named executive officers were informed by our business performance and our commitment to our compensation principles. In 2025, we did not make significant changes to the compensation of our named executive officers, keeping our programs consistent with prior years. Under the 2025 Annual Incentive Plan (the “AIP”), performance was assessed according to achievement of Adjusted EBIT and Cash Flow from Operations in Excess of Target (“CFO”) goals. Under the 2025 AIP, Adjusted EBIT exceeded the $271 million target, resulting in a 104.84% payout for that metric to our named executive officers. However, CFO fell below the $354 million target, resulting in no payout for the CFO metric.

In 2025, the Committee also focused on gathering and addressing stockholder feedback on our compensation programs. At our 2025 Annual Meeting of Stockholders, approximately 51.52% of the votes approved the compensation of our named executive officers, which was meaningfully lower than in recent years. In response, Management, together with members of the Board, conducted a targeted stockholder outreach effort through 2025 and into early 2026 to better understand the factors that contributed to the voting outcome. We contacted our largest institutional stockholders, representing approximately 70% of our outstanding shares, and held more than 280 meetings with investors. These discussions provided valuable insight into investor perspectives on our pay-for-performance framework and highlighted specific areas for improvement. In response to this feedback, the Compensation and Human Capital Committee undertook a comprehensive review of our executive compensation program and implemented meaningful changes to the structure of our 2026 compensation programs to better align with investor expectations. Additional details regarding these changes are provided on the following pages.

The Compensation and Human Capital Committee of the Board of Directors oversees LCI Industries’ executive compensation philosophy and reviews and approves compensation for our named executive officers. While LCI Industries’ Management and our independent compensation consultant provide input, it is the sole responsibility of the Compensation and Human Capital Committee to approve our executive compensation philosophy, plans, policies, programs, and decisions. We appreciate the continued engagement and feedback from our investors. We heard your perspectives clearly and have meaningfully incorporated that feedback into our 2026 compensation programs, which we believe now better align with your expectations. We look forward to reporting on our performance and compensation programs in the future and thank you for your ongoing engagement.

The Compensation and Human Capital Committee

John A. Sirpilla, Chair

James F. Gero

Virginia L. Henkels

Stephanie K. Mains

32	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

BUSINESS PERFORMANCE HIGHLIGHTS

In fiscal year 2025, our multi-year investment in operational excellence and diversification helped us deliver strong results. Our scale, deep industry expertise,

enhanced technology, and talented team have positioned us for significant growth opportunities across our multiple end markets. Some highlights from 2025:

$4.1B	$188M	$412M	6.8%
Net sales of	Net income of $188 million, or	EBITDA(1) of $412 million, up	Operating profit margin
$4.1 billion, up	$7.57 per diluted share, up	20% year-over-year	of 6.8% in 2025, up
10% year-over-year	32% year-over-year		from 5.8% in 2024

$331M	$243M	$818M
Cash flows from	Returned $243 million	Strong liquidity position with
operating activities	to stockholders through	$223 million of cash and cash
of $331 million	quarterly dividends and	equivalents and $595 million of
	share repurchases	availability on revolving credit
facility at December 31, 2025

(1)	EBITDA is defined as net income adjusted for interest expense, net, provision for income taxes, depreciation expense, and amortization expense. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

COMPENSATION DISCUSSION AND ANALYSIS

LCI Industries, through its subsidiary Lippert Components, Inc., is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We strive to be a reliable partner for both original equipment manufacturers (“OEM”) and aftermarket customers through our culture of innovation, advanced manufacturing capabilities, and dedication to enhancing the customer experience.

Executing on this strategy requires a team of highly engaged and motivated leaders, who are rewarded in line with the performance they deliver.

To ensure our leaders are driven to deliver excellence for our team members, our customers, and our stockholders, our executive compensation program is designed to link business priorities with performance.

OUR EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation program is based on a pay-for-performance philosophy and is designed to:

•	Enable the Company to attract, motivate, and retain highly qualified senior executives who have the skills to drive our continued profitability, growth, and success;

•	Provide fair and equitable compensation that rewards executives for achieving specified financial goals and other key metrics;
•	Link a substantial portion of executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis; and

•	Align the interests of our executives with those of our stockholders.

This Compensation Discussion and Analysis (“CD&A”) describes the 2025 compensation of our named executive officers (“NEOs”) listed below. It also provides an overview of our executive compensation program, which we continue to refine based on stockholder feedback, competitive market practice, and Company performance.

Named Executive Officer	Role
Mr. Jason D. Lippert	President and Chief Executive Officer (CEO)
Ms. Lillian D. Etzkorn	Executive Vice President and Chief Financial Officer
Mr. Ryan R. Smith	Group President – North America
Mr. Jamie M. Schnur	Group President – Aftermarket
Mr. Andrew J. Namenye (1)	Former Executive Vice President, Chief Legal and HR Officer, and Corporate Secretary

(1)	Mr. Namenye resigned from the Company for good reason effective July 31, 2025, and the Company provided him with the severance compensation set forth in his employment agreement under the scenario of a resignation for good reason.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	33

SUMMARY OF OUR 2025 DECISIONS

The Compensation and Human Capital Committee makes decisions regarding named executive officer total compensation (base salary, annual cash incentive objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes its decisions as well as updates to the compensation programs for 2025 and 2026.

Factors That Guide Total Compensation Decisions

•  Our executive compensation philosophy

•  Degree of achievement of key strategic financial and operational goals

•  Recommendations of our President and CEO

•  Advice of an independent compensation consultant

•  Stockholder input

•  Market pay practices, including those specific to the RV industry in Elkhart County, Indiana

•  Current and historical executive compensation

•  Executive compensation peer group comparison

2025 Compensation Changes and Key Decisions See pages 40 – 63 for more information

Base Salary

Effective January 1, 2025, Ms. Etzkorn received a 9.6% increase to her base salary, bringing it closer to the median for her role. At the same time, Mr. Namenye received a 19% increase to reflect his expanded responsibilities after transitioning from Chief Legal Officer to Chief Legal and Human Resources Officer. No other named executive officers received a base salary increase in 2025.

Annual Cash Incentive

The 2025 target cash incentive amount (“Target Incentive”) for Ms. Etzkorn and Mr. Namenye was increased from the prior year to more closely align with the competitive market practice for their respective roles.

In February 2025, the Compensation and Human Capital Committee approved the 2025 AIP, maintaining Adjusted EBIT and CFO as metrics, like in the prior years, to align with Company goals. Under the 2025 AIP, named executive officers share in the Company’s achieved Adjusted EBIT, with an opportunity for an additional cash payout if the Company achieves at least 90% of the Adjusted EBIT target and also exceeds a CFO target.

In February 2026, the Committee met and determined the degree to which the Adjusted EBIT and CFO goals under the 2025 AIP were achieved. Adjusted EBIT in 2025 was above target at $284 million, resulting in a 104.84% of target payout multiple for all of the named executive officers. CFO was below the target of $354 million, resulting in a $0 payment related to the CFO goal. Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Equity Grant Decisions

On March 1, 2025, Mr. Lippert received an annual equity grant with a target value of $6,374,875.

The other named executive officers received annual equity grants with a target value ranging from $1,245,000 to $3,098,750. The value of the equity award granted to each NEO was based on his or her performance over the long term and during the prior year, his or her long-term potential and retention considerations, and market practices for comparable positions.

This annual equity grant consisted of a mix of 60% performance stock units (“PSUs”) and 40% restricted stock units (“RSUs”) for all named executive officers. The PSUs awarded to the named executive officers in 2025 provide that the number of units that can be earned is based on whether and to what extent ROIC and free cash flow performance goals for a three-year period from January 1, 2025, through December 31, 2027, are satisfied. RSUs for all of the named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date.

Stockholder Feedback Summary and Key Actions

Following our 2025 Say-on-Pay vote and subsequent engagement efforts, we conducted a comprehensive stockholder outreach program to better understand investor perspectives. We contacted stockholders representing approximately 70% of our outstanding shares and engaged with investors representing 37.33% of our outstanding shares, including both stockholders who supported and those who did not support our executive compensation program.

Through this outreach, investors emphasized the importance of strong pay-for-performance alignment, simplified and financially grounded incentive metrics, reduced use of overlapping or conditional measures, enhanced transparency in goal-setting and disclosure, and a continued focus on long-term value creation.

In response to the feedback received, the Compensation and Human Capital Committee implemented several enhancements to our executive compensation program for 2026 to strengthen alignment with performance, simplify program design, and enhance transparency:

•  Refined AIP metrics to better align with core financial performance, including the introduction of gross margin and revenue growth, while retaining Adjusted EBIT as the primary metric;

•  Eliminated CFO as both a performance metric and modifier to simplify the program and remove overlapping measures;

•  Established a clearer payout framework, including a 50% minimum threshold and a 200% maximum cap;

•  Increased the rigor of long-term incentives by raising the free cash flow performance target for PSU awards; and

•  Maintained key structural elements, including the use of ROIC and free cash flow in long-term incentives and the existing RSU design, while enhancing overall pay-for-performance alignment.

These actions directly reflect stockholder input emphasizing stronger linkage between pay and performance, streamlined and financially grounded metrics, and improved clarity and transparency in program design.

34	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

2026 Compensation Program

In February and March 2026, after reviewing the extensive feedback received from investors, the Compensation and Human Capital Committee discussed, reviewed, and approved executive compensation matters for 2026.

Base Salary

After not receiving a base salary increase in 2025, Messrs. Lippert, Smith, and Schnur, received a 3.0% base salary increase effective January 1, 2026, to better align their base salaries with competitive market practices for their roles. Ms. Etzkorn also received a 3.0% base salary increase effective the same date.

Incentive Plans

In response to stockholder input received during 2025 and early 2026, the Committee approved changes to the 2026 incentive plans.

For 2026, the Annual Incentive Plan has three metrics: Adjusted EBIT weighted at 60%, gross margin weighted at 30%, and revenue growth weighted at 10%. Each metric has an explicit minimum threshold (50%) and explicit maximum cap (200%). The PSUs awarded to NEOs in March 2026 will be earned based on the achievement of ROIC and free cash flow performance goals, like the 2025 PSUs, over a three-year period from January 1, 2026, through December 31, 2028. The free cash flow as a percentage of operating profit performance target for the 2026 PSUs was increased to 75%, compared to 70% in prior years. There were no changes made to the design of the awarded RSUs.

SUPPORTING OUR PAY-FOR-PERFORMANCE PHILOSOPHY

In support of our pay-for-performance philosophy and achievement of strong Company performance, the majority of the total direct compensation opportunity that our President and CEO and other named executive officers receive is “at-risk” and/or variable, and dependent upon future performance.

Consistent with the Company’s overall executive compensation philosophy, named executive officers are rewarded for their strong leadership and Company performance and provided equity incentives to ensure alignment of their interests with those of our stockholders. For Mr. Lippert, 88% of his total direct compensation opportunity (base salary, target annual cash incentive, and target equity grants) is at-risk and/or variable, as shown below. On average, the total direct compensation opportunity at risk and/or variable for our other named executive officers is 79%.

The majority of the total direct compensation opportunity for our named executive officers — 88% for our President and CEO and, on average, 79% for our other named executive officers — is “at-risk” and/or variable based on the achievement of specific performance goals.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	35

ALIGNING PAY WITH PERFORMANCE

We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2025, which was prior to our receipt of the valuable investor feedback that informed our 2026 compensation plan design, the performance-based components of our executive compensation program were designed as follows:

	Short-Term Incentive	Long-Term Incentive
	Annual Cash Incentive	Performance-Based Equity	Time-Based Equity
Objective	Reward achievement of short-term (annual) Company financial performance goals	Reward long-term financial results and drive stockholder value creation	Reinforce ownership in the Company Provide direct alignment with stockholders
Form	Cash	Performance Stock Units (PSUs)	Restricted Stock Units (RSUs)
Time Horizon	1 year	3 years	3 years
Metrics	Adjusted EBIT and CFO	ROIC and free cash flow as a % of operating profit	Stock price appreciation Continued employment

COMPENSATION FACTORS AND GOVERNANCE

The Compensation and Human Capital Committee applies a number of compensation governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to align executive and stockholder interests.

WHAT WE DO

•  Deliver executive compensation primarily through performance-based at-risk pay

•  Maintain a peer group for benchmarking pay

•  Set challenging short- and long-term incentive objectives

•  Place a cap on the annual cash incentive payments that executives can receive

•  Provide strong oversight that ensures adherence to equity grant regulations

•  Maintain a clawback policy for incentive-based compensation

•  Require stock ownership by all of our NEOs, with minimum ownership levels defined by role

•  Have double-trigger change-in-control arrangements

•  Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company

•  Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees

•  Consult with an independent consultant on compensation levels and practices

WHAT WE DON’T DO

•  No hedging or pledging of equity

•  No guarantees or minimums related to base salary increases, annual cash incentives, or equity grants

•  No gross-ups upon change in control

•  No excessive perquisites

•  No supplemental executive retirement plans

36	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

STOCKHOLDER INPUT ON EXECUTIVE COMPENSATION

We value the opinions of our stockholders and are committed to regular engagement that enables LCI Industries to better understand investor perspectives on our Company. The Board and Management carefully consider investor feedback in managing our executive compensation program and broader governance practices.

At our 2025 Annual Meeting of Stockholders, approximately 50% of the votes approved the compensation of our named executive officers. The Board recognizes that the level of support was meaningfully lower than in recent years and takes this input seriously.

Following the 2025 Annual Meeting, Management, together with members of the Board, conducted a targeted stockholder outreach effort to better understand the factors that contributed to the voting outcome. We contacted our largest institutional stockholders, representing approximately 70% of our outstanding shares, and offered the opportunity to engage in dialogue regarding our executive compensation program and related governance matters. As a result, we engaged with stockholders representing 37.33% of our outstanding shares, including stockholders representing approximately 19% of the shares that voted against our executive compensation program and approximately 18% of the shares that voted in favor.

In addition to reaching out to our largest stockholders, LCI Industries held more than 280 meetings with investors, including through participation in 10 investor conferences, 2 non-deal roadshows, and both the Florida RV SuperShow in January and the Elkhart RV Open House in September.

These discussions provided valuable insights into investor perspectives on our pay-for-performance framework and areas for potential enhancement. Key themes from our investor dialogue included:

•	Emphasis on strong pay for performance alignment and compensation structures tied to core financial performance,

•	Preference for streamlined, financially grounded metrics and avoidance of overlapping performance measures,

•	Focus on structure and long-term value creation over absolute pay levels,

•	Expectation of clear, robust disclosure regarding performance goals, benchmarking, and market context, and

•	Continued attention to Board composition, refreshment, and governance oversight alignment with strategy.

The Compensation and Human Capital Committee reviewed the feedback received and carefully considered it in evaluating both the structure and outcomes of our executive compensation program. In response to stockholder input, the Committee has taken the following actions related to the Annual Incentive Program for 2026:

1.	Enhanced annual incentive plan design to better align with core financial performance

•	Introduced gross margin (30% weighting) and revenue growth (10% weighting) as new performance metrics

•	Retained Adjusted EBIT as the primary metric, now weighted at 60%

2.	Simplified incentive structure and eliminated overlapping metrics

•	Removed Cash Flow from Operations as both a performance metric and modifier

•	Eliminated the additional payout opportunity previously tied to exceeding CFO targets

3.	Strengthened rigor and transparency of payout framework

•	Established a clear minimum performance threshold of 50%

•	Implemented a defined maximum payout cap of 200%

4.	Increased performance expectations for long-term incentives

•	Raised the free cash flow target in PSU awards from 70% to 75%

5.	Maintained core program elements while improving alignment

•	Continued use of ROIC and free cash flow as long-term performance metrics

•	No changes to RSU structure or overall equity mix

These changes reflect stockholder input emphasizing stronger pay-for-performance alignment, simplified and transparent metric design, and a greater focus on core financial drivers of long-term value creation.

The Committee remains committed to reinforcing a strong pay-for-performance philosophy that aligns executive compensation with long-term stockholder value creation. We will continue proactive engagement throughout 2026 and will provide updates on our responsiveness to stockholder feedback in future proxy disclosures. The Board strongly believes that engagement, accountability, and transparency are essential components of effective governance and long-term value creation.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	37

ROLE OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

The Compensation and Human Capital Committee administers the executive compensation program for all named executive officers as well as other executives within the Company. While Company Management provides input, it is the responsibility of the Compensation and Human Capital Committee to evaluate and approve our executive compensation philosophy, plans, policies, programs, and decisions.

The following table provides the steps the Compensation and Human Capital Committee follows to ensure the total compensation for our named executive officers is competitive, appropriately tied to performance, and does not promote undue risk taking.

STEP 1: Input on Compensation	STEP 2: Compensation and Human Capital Committee Decisions	STEP 3: Performance Goals

At the beginning of each year, Management, including the President and CEO, provides recommendations to the Compensation and Human Capital Committee on the compensation of the other named executive officers.

These recommendations take into consideration the competitive market pay data provided by the Compensation and Human Capital Committee’s independent consultant and applicable to the RV industry in Elkhart County, Indiana, as well as an evaluation of the named executive officer’s role, contributions, and performance in achieving Company performance, and long-term potential.

(See more below on the Compensation and Human Capital Committee’s independent compensation consultant.)

The Compensation and Human Capital Committee considers these recommendations together with the input of its independent compensation consultant, and subsequently, the Compensation and Human Capital Committee determines the named executive officers’ compensation, ensuring that it is aligned with our compensation philosophy.

All aspects of the CEO’s compensation are determined solely by the Compensation and Human Capital Committee, with input from its independent compensation consultant.

For the coming year, the Compensation and Human Capital Committee reviews and approves each NEO’s:

•   Base salary;

•   Variable pay target opportunities for annual cash incentive compensation and long-term equity incentives; and

•   Performance metrics for the annual cash incentive and equity grants.

The Compensation and Human Capital Committee ensures that performance metrics are consistent with the financial, operational, and strategic goals set by the Board, that the performance goals are sufficiently ambitious, and that amounts paid (when specified performance levels are achieved) are consistent with our executive compensation philosophy.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

Though the Compensation and Human Capital Committee has ultimate responsibility for compensation- related decisions, it retains Willis Towers Watson as a consultant on executive compensation matters. Willis Towers Watson provides market analyses and input that inform the Committee’s decisions, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various executive compensation proposals presented by Management to the Compensation and Human Capital

Committee, and works with the Compensation and Human Capital Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to the rules of the SEC, the Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee.

38	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

ROLE OF THE EXECUTIVE COMPENSATION PEER GROUP

To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation we offer our executives against executives within our peer group of companies.

In 2025, this peer group consisted of companies determined to be:

•	Similar in size (revenue and market capitalization), complexity, and global reach to LCI Industries;

•	In the auto parts and equipment industry or a similar industry; and

•	In competition with LCI Industries for executive talent.

We design our total compensation packages to provide pay for performance, tracking when our results exceed or fall short of our financial and operational goals.

CHALLENGES WE FACE IN THE RV INDUSTRY

Defining our executive compensation peer group is a challenge given the complexity of our business as well as our concentrated geographic footprint. The Compensation and Human Capital Committee considers the unique situation in Elkhart County, Indiana, where our geographic proximity to so many other competitors and industry peers means competition for talent is high. Attracting talent to Elkhart County is an ever-present challenge as well. Thus, while many of our competitors are not publicly traded companies, and therefore, do not disclose their compensation practices for benchmarking, we must consider local pay practices as we make decisions about executive compensation. Although our goal is to align closely with our peer group, aiming for the 50th percentile, local market conditions create compelling opportunities for higher compensation without requiring relocation. This presents real challenges for the Company in attracting and retaining top talent. To address this, we evaluate market data alongside our decades of industry experience and knowledge of the local RV industry pay practices and models. This approach helps to ensure the Company can appropriately incentivize and engage our senior leadership team and broader workforce, who are critical to our continued business success.

Our peer group is regularly reviewed by the Compensation and Human Capital Committee with consideration given to our strategy and the advice of its independent compensation consultant. The Compensation and Human Capital Committee used the peer group below in making 2025 executive compensation decisions.

2025 EXECUTIVE COMPENSATION PEER GROUP
A. O. SMITH AMERICAN AXLE & MANUFACTURING (NOW DAUCH CORPORATION) BRUNSWICK CARLISLE COMPANIES DANA	DONALDSON GRACO HUBBELL ITT INC. LINCOLN ELECTRIC HOLDINGS MODINE MANUFACTURING	PATRICK INDUSTRIES TEREX THOR INDUSTRIES VISTEON WATTS WATER TECHNOLOGIES WINNEBAGO INDUSTRIES

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	39

Elements of the Executive Compensation Program

Our executive compensation consists of fixed pay and variable pay, including cash and non-cash components. The table below summarizes the various elements of executive compensation and their objectives:

	Objective	Type of Compensation	Key Features
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain, and motivate executives within the auto parts and equipment industry and broader market	Cash	• Reflects individual skills, experience, responsibilities, and performance over time • Influences annual cash and long-term incentive opportunities
Short-Term Incentive — Annual Cash Incentive	Encourage focus on short-term business performance	Cash	• Performance-based reward tied to achievement of short-term (annual) financial performance goals • Pays only if threshold performance levels are met or exceeded
Long-Term Incentive — Performance Stock Units (PSUs)	Increase multi-year profitability, returns on invested capital, free cash flow as a % of operating profit, and stock price	Equity	• Performance-based rewards tied to achievement of long-term performance goals • Vests only if threshold performance levels are met or exceeded • Links value to stock price
Long-Term Incentive — Restricted Stock Units (RSUs)	Closely align executive and stockholder interests and aid in retention	Equity	• Promotes retention and enhances executive stock ownership • Links value to stock price
Other Benefits	Aid in attracting and retaining executive talent	Benefit	• Severance provisions to protect Company and NEOs from certain termination events • Broad-based benefits available to all team members • A deferred compensation program

ANALYSIS OF 2025 COMPENSATION DECISIONS

Base Salary

We establish base salaries for named executive officers that reflect each executive’s experience, expertise, and the complexity of his or her role, as well as current competitive compensation data. The Compensation and Human Capital Committee reviews base salaries of our named executive officers annually, and it approves any increases after considering factors such as performance, market competitiveness, and affordability.

2025 Base Salary Decisions

Ms. Etzkorn and Mr. Namenye were the only NEOs who received base salary increases for 2025. Effective January 1, 2025, Ms. Etzkorn received a 9.6% increase to her base salary, bringing it closer to the median for her role. At the same time, Mr. Namenye received a 19% increase to reflect his expanded responsibilities after transitioning from Chief Legal Officer to Chief Legal and Human Resources Officer.

Name	2024 Approved Salary	2025 Approved Salary	Percent Change
Mr. Jason D. Lippert	$1,195,000	$1,195,000	0%
Ms. Lillian D. Etzkorn	$575,000	$630,000	9.6%
Mr. Ryan R. Smith	$957,000	$957,000	0%
Mr. Jamie M. Schnur	$755,000	$755,000	0%
Mr. Andrew J. Namenye	$525,000	$625,000	19%

40	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

2026 Base Salary Decisions

After not receiving a base salary increase in 2025, Messrs. Lippert, Smith, and Schnur, received a 3.0% base salary increase effective January 1, 2026, to better align their base salaries with competitive market practices for their roles. Ms. Etzkorn also received a 3.0% base salary increase effective the same date.

Name	2025 Approved Salary	2026 Approved Salary	Percent Change
Mr. Jason D. Lippert	$1,195,000	$1,230,850	3.0%
Ms. Lillian D. Etzkorn	$630,000	$648,900	3.0%
Mr. Ryan R. Smith	$957,000	$985,710	3.0%
Mr. Jamie M. Schnur	$755,000	$777,650	3.0%

Annual Cash Incentive

Under our 2025 AIP, we provide named executive officers with the opportunity to earn a cash incentive award when they deliver strong annual Company financial performance. Annual cash incentives are paid based on the Company’s achievement of annual performance goals determined by the Compensation and Human Capital Committee within the first 90 days of each year.

Annual Incentive Plan

In February 2025, the Compensation and Human Capital Committee approved the annual performance metrics, goals, and payout structure for the 2025 AIP. For 2025, the AIP has two components: (1) Adjusted EBIT, and (2) CFO. For purposes of the 2025 AIP, Adjusted EBIT means the Company’s 2025 consolidated net income adjusted for interest and taxes, and as further adjusted by the Committee for events that are unusual in nature or infrequently occurring, including, without limitation, a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles. For purposes of the 2025 AIP, CFO means cash flow from operations as presented on the Consolidated Statement of Cash Flows. Adjusted EBIT remained the primary metric for the 2025 AIP, consistent with prior years. 90% or more of target Adjusted EBIT must be achieved for named executive officers to become eligible for an additional payout tied to CFO.

The 2025 Adjusted EBIT target goal was set at $271 million, an 11.1% increase from the prior year. The 2025 CFO target goal was set at $354 million.

Each named executive officer has the opportunity to earn his or her Target Incentive based upon the Company’s achievement of the goals.

Name	Minimum Incentive	Target Incentive	Maximum Incentive(1)
Mr. Jason D. Lippert	$ —	$2,237,625	$9,000,000
Ms. Lillian D. Etzkorn	$ —	$625,000	$9,000,000
Mr. Ryan R. Smith	$ —	$2,141,750	$9,000,000
Mr. Jamie M. Schnur	$ —	$1,362,000	$9,000,000
Mr. Andrew J. Namenye	$ —	$662,500	$9,000,000

(1)	The maximum incentive payout reflects the cap established by the 2018 Omnibus Incentive Plan.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	41

The table at right provides information about the actual and potential payout levels under the Adjusted EBIT component of the 2025 AIP:

AIP Payout %	Adj. EBIT ($mm)	Level
—	$—	Threshold
50%	$136
100%	$271	Target
105%	$284	Actual
200%	$542
402%(1)	$1,090	Maximum

(1)	The maximum payout at 402% of target shown in the table reflects the maximum incentive payout for Mr. Lippert.

In addition to the Adjusted EBIT component, the named executive officers had an opportunity to earn an additional payout if the Company achieves at least 90% of its Adjusted EBIT target and exceeds its CFO target of $354 million. If these targets are exceeded, the named executive officers would share 3% of the amount that actual CFO exceeds target CFO, as shown in the table at right:

Millions over CFO target of $354 million	Total pool available for allocation	Ranges
$ 5	$150,000	Threshold
$ 15	$450,000
$ 25	$750,000
$ 35	$1,050,000
$ 55	$1,650,000
$ 65	$1,950,000	Maximum Cap

If earned, the excess CFO would be distributed according to the percentages in the table at right:

Name	Percentage of Excess CFO
Mr. Jason D. Lippert	40%
Ms. Lillian D. Etzkorn	9%
Mr. Ryan R. Smith	25%
Mr. Jamie M. Schnur	17%
Mr. Andrew J. Namenye	9%

2025 Annual Incentive Plan Determinations

In February 2026, the Compensation and Human Capital Committee met and determined the degree to which the EBIT and CFO goals under the 2025 AIP were achieved. Actual Adjusted EBIT results in 2025 were above target at $284 million, resulting in a payout level of 104.84% of the Target Incentive amount for all of the named executive officers. CFO results in 2025 were $331 million, below the target of $354 million, and resulted in no cash payout related to the CFO goals.

Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

As a result of the Compensation and Human Capital Committee’s determinations as described above, the following table sets forth the cash incentive target and resulting payment amount to each named executive officer under the 2025 AIP:

Name	2025 Target Incentive	Cash Payout Under EBIT Component	Cash Payout Under CFO Component	Total 2025 AIP Payout	Actual as a % of Target
Mr. Jason D. Lippert	$2,237,625	$2,345,838	$—	$2,345,838	104.84%
Ms. Lillian D. Etzkorn	$625,000	$655,225	$—	$655,225	104.84%
Mr. Ryan R. Smith	$2,141,750	$2,245,326	$—	$2,245,326	104.84%
Mr. Jamie M. Schnur	$1,362,000	$1,427,867	$—	$1,427,867	104.84%
Mr. Andrew J. Namenye(1)	$662,000	$—	$—	$662,000	100%

(1)	As a part of his Separation Agreement, Mr. Namenye received an amount equal to his 2025 target incentive.

42	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Equity Grants

Equity grants help to align executive interests with those of our stockholders. The Compensation and Human Capital Committee uses both PSUs and RSUs in our annual equity long-term incentive grants to retain and motivate our executives to achieve long-term performance. The Committee’s practice is to approve the value and type of annual equity awards to the named executive officers in the first quarter of each fiscal year, with the effective grant date typically being in early March. The value of each equity award approved by the Committee is converted into a number of units based on the 15-day average trading price through the date of grant. The Compensation and Human Capital Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. None of our named executive officers holds any stock options.

Annual Equity Long-Term Incentive Grants

As noted above, annual equity grants are typically made in March of each year. The following criteria are evaluated for each of our named executive officers when determining the value of his or her annual equity award:

•	Performance over the long term;
•	Performance during the prior year;
•	Long-term potential;
•	Retention considerations; and
•	Market practices for comparable positions.

In February 2025, the Compensation and Human Capital Committee approved the amounts, terms, and conditions for the equity grants to be awarded in March 2025 of PSUs and RSUs for the Company’s senior officers, including the named executive officers, pursuant to the 2018 Plan.

For each of the named executive officers, a total dollar value for the equity grant was established based on the criteria listed above (“Equity Value”). That Equity Value was converted to units based on the 15-day average trading price through the date of grant. For 2025, the Equity Value for the named executive officers was allocated based on a mix of approximately 60% PSUs and 40% RSUs.

The PSUs awarded to the named executive officers in 2025 provide that the number of units that can be earned is based on whether and to what extent ROIC and Free Cash Flow (“FCF”) performance goals for a three-year period from January 1, 2025, through December 31, 2027, are satisfied. These metrics and their performance targets are consistent with prior year plan targets. RSUs for all of the named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date.

	2025 Annual Performance Stock Units (PSUs)	2025 Annual Restricted Stock Units (RSUs)
Definition	Notional units that will be settled in shares of LCII common stock on a one-for-one basis, if and to the extent certain performance metrics are achieved and subject to any additional vesting period	Notional units that will be settled in shares of LCII common stock following the applicable vesting dates
Performance Metric	ROIC and average Free Cash Flow as a percentage of Operating Profit	Time/Service
Vesting	Three-year measurement period (2025-2027) with number of PSUs earned based on achievement of performance goals; any earned PSUs will vest on March 1, 2028	Annually over three years

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	43

Performance Stock Units: 2025 PSUs

The PSUs awarded to the named executive officers in 2025 consisted of PSUs based on the Company’s ROIC (as hereinafter defined) for the three-year period of 2025-2027 and the three-year average FCF as a percentage of Operating Profit for the three-year period of 2025-2027 (the “2025 PSUs”). The ROIC metric and the FCF metric are weighted equally at 50% each.

The ROIC performance goal for the three-year period was set at 18.5% (“ROIC Target”). The FCF performance goal was set at 70% (“FCF Target”). The 2025 PSUs provide that the number of PSUs that can be earned range from 0% to 200% of the Equity Value allocated and converted to PSUs at the ROIC and FCF Targets (“Target PSUs”) based on whether and to what extent the performance goals are met as shown in the appropriate table below.

ROIC Performance	Multiple of Target PSUs under ROIC Metric
12.4% (Threshold)	0.00x
14.5%	0.40x
18.5% (Target)	1.00x
22.5% (Maximum)	2.00x

FCF Performance	Multiple of Target PSUs under FCF Metric
<45%	0.00x
45% (Threshold)	0.40x
70% (Target)	1.00x
95% (Maximum)	2.00x

If performance is between inflection points, linear interpolation will be used to determine the number of earned 2025 PSUs. However, no PSUs will be earned under either metric if performance is below the applicable threshold set forth in the tables above.

The term “ROIC,” or “Return on Invested Capital,” means Operating Profit divided by Average Invested Capital, where: (i) “Operating Profit” is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC; and (ii) “Average Invested Capital” is the average of the prior year end and current year quarterly (Total Stockholders’ Equity + Indebtedness) – (Cash, Cash Equivalents, and Short-Term Investments).

“Total Stockholders’ Equity” is the Company’s total stockholders’ equity as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

“Indebtedness” is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

“Cash, Cash Equivalents, and Short-Term Investments” is the sum of the cash, cash equivalents, and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.

In addition, the Committee may adjust ROIC to exclude the impact of the following: (i) accretion expense; (ii) goodwill impairment; (iii) charges for reorganizing or restructuring; (iv) charges from asset write-downs; (v) acquisitions or divestitures; (vi) foreign exchange gains or losses; (vii) changes in accounting principles or tax laws, rules, or regulations; and (viii) extraordinary, unusual, transition, one-time, and/or non-recurring items as determined by the Committee from time to time.

The term “FCF” or “Free Cash Flow,” means cash flow from operations less capital expenditures for the fiscal year. “Operating Profit” is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC. The FCF metric under the 2025 PSUs is measured as the average FCF as a percentage of Operating Profit calculated by determining the FCF as a percentage of Operating Profit for fiscal years 2025, 2026, and 2027, and then averaging the results.

Restricted Stock Units

The annual RSUs granted in 2025 to the named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date. The Compensation and Human Capital Committee believes the RSUs granted to our executives and team members constitute an effective incentive to achieving long-term Company success and are an important compensation component to our executives and team members. The number of RSUs granted to each named executive officer in 2025 was value-based after consideration by the Compensation and Human Capital Committee of factors and events relative to the Company’s performance, the expense related to the RSUs, the resulting dilution, the element of motivation that equity awards provide, and other factors.

44	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

2025 Equity Long-Term Incentive Grant

The 2025 target value of equity grants for most named executive officers was consistent with the prior year. Mr. Namenye and Ms. Etzkorn’s target values increased slightly to align with the competitive market practice for their respective roles.

The Equity Value awarded to each of the named executive officers, the amount allocated to PSUs and RSUs, and the conversions to number of units for PSUs at Target and RSUs based on the 15-day average trading price through the date of grant of $106.38 are as follows:

Name	PSUs Target Number	PSUs Target Value	RSUs Number	RSUs Value	Target Value of Equity Grants
Mr. Jason D. Lippert	35,956	$3,824,925	23,971	$2,549,950	$6,374,875
Ms. Lillian D. Etzkorn	7,051	$750,000	4,654	$495,000	$1,245,000
Mr. Ryan R. Smith	17,478	$1,859,250	11,652	$1,239,500	$3,098,750
Mr. Jamie M. Schnur	11,941	$1,270,200	7,961	$846,800	$2,117,000
Mr. Andrew J. Namenye(1)	7,262	$772,500	4,841	$515,000	$1,287,500

(1)	Of the annual awards of RSUs and PSUs granted to Mr. Namenye, a portion of each was granted on March 1, 2025, at the same time as the other NEOs, and a portion of each was granted on April 16, 2025, in connection with his expanded role in which he assumed the position of Chief Human Resources Officer, in addition to his other positions.

Performance Results for 2023 ROIC PSUs

The ROIC PSUs granted in 2023 (“2023 ROIC PSUs”) provided that the number of PSUs that could be earned was based on whether and to what extent ROIC performance goals for the three-year period from January 1, 2023, through December 31, 2025, were satisfied. In early 2026, the Compensation and Human Capital Committee determined that ROIC performance did not meet the minimum threshold, resulting in performance at 0% of target, and the forfeiture of the 2023 ROIC PSUs.

RETIREMENT SAVINGS PROGRAMS

In 2025, we provided retirement benefits to our named executive officers through the defined contribution retirement savings plan, which is the same plan available to all team members. We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans.

In 2025, the Company matched a portion of contributions to the 401(k) plan up to the 2025 statutory maximum of $14,000 per team member. The aggregate amount of the Company’s contributions with respect to the named executive officers was $70,000 for 2025. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.

To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”) for certain executives, including the named executive officers. The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.

OTHER BENEFITS

As a competitive team member benefit, we provide team member health insurance in which the named executive officers participate, the aggregate cost of which for the named executive officers was $64,261 for 2025. We also provide other team member benefits in which the named executive officers participate, including life and disability insurance, and an automobile allowance together with related expenses. We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	45

SEVERANCE

The Compensation and Human Capital Committee has approved and adopted a form of Executive Employment Agreement for senior officers that has an initial three-year term with automatic one-year renewals and that provides severance payments or other benefits under certain circumstances following termination. The Compensation and Human Capital Committee believes the Executive Employment Agreements serve as appropriate retention tools for the Company’s executives by providing security in the event of an unplanned termination of employment for reasons other than cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the Executive Employment Agreements are important to retain these key executives whose continued employment might be at risk for reasons other than cause. The specific terms of the Executive Employment Agreements are summarized in “Potential Payments on Termination or Change-in-Control” on page 54.

The 2018 Plan, and the related award agreements, contain provisions regarding treatment of outstanding equity awards upon a change in control of the Company and upon certain terminations of employment, as further described in “Potential Payments on Termination or Change-in-Control” on page 54.

MR. NAMENYE’S SEPARATION AGREEMENT

On June 6, 2025, Mr. Namenye and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) related to his resignation for Good Reason. Mr. Namenye remained with the company through July 31, 2025, to help with the transition of his responsibilities.

Per the terms of the Separation Agreement, Mr. Namenye received: (i) an amount equivalent to two times his annual base salary, in the gross amount of $1.25 million, payable over a 24-month period, (ii) an amount equivalent to two times his average bonus or incentive compensation paid during the prior three years, in the gross amount of $887,418, payable over a 24-month period, (iii) an amount payable related to the 2025 AIP, in an amount equal to his target payout of $662,500, paid on January 9, 2026, (iv) accelerated vesting on the Separation Date of all unvested RSUs held by Mr. Namenye, and (v) a lump sum amount equivalent to 12 months of COBRA premiums, in the gross amount of $15,000, payable within 30 days following the Separation Date.

OTHER KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

As we look to the future of the Company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance. This will help limit excessive risk-taking and executive misconduct through stock ownership guidelines and a clawback policy, as outlined below.

Stock Ownership Guidelines

Our guidelines for ownership of the Company’s common stock include all of our named executive officers, which aligns their interests with those of our stockholders. Stock ownership guidelines are set forth as a multiple of the executive’s cash base salary as of December 31, 2025, as displayed in the following table:

Position	Stock Ownership Guideline
CEO	5 times base salary
All Other NEOs	4 times base salary

Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the executive and his or her immediate family members residing in the same household, plus DSUs and RSUs (whether vested or unvested), as well as earned PSUs (whether vested or unvested). These executives are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position or the date the guidelines were updated, whichever occurs later. As of December 31, 2025, all of the NEOs were in compliance with the guidelines or within the applicable three-year period.

46	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Clawback Policy

The Company’s Compensation Recovery Policy (the “Clawback Policy”) applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our named executive officers.

The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the Compensation and Human Capital Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by New York Stock Exchange listing standards.

Additionally, all awards of incentive compensation are granted subject to the 2018 Plan, which provides that the Compensation and Human Capital Committee may review any equity award if the amount, payment, or vesting of such award was based on an entry in the financial statements that is the subject of a restatement, and cancel all or any portion of such awards and require the participant to repay to the Company all or any portion of the gain realized on the exercise of equity awards and the value realized on other awards.

Impact of Tax Treatment on Compensation

Section 162(m) of the Code limits deductibility of compensation paid to certain executive officers to $1 million per covered officer in any fiscal year. The Committee believes that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation are not restricted, even though some compensation awards may result in non-deductible compensation expenses to the Company. The Committee also takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Report of the Compensation and Human Capital Committee

We have reviewed and discussed with Management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the

Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our 2025 Annual Report on Form 10-K.

Respectfully submitted, The Compensation and Human Capital Committee of the Board of Directors JOHN A. SIRPILLA, CHAIR JAMES F. GERO VIRGINIA L. HENKELS STEPHANIE K. MAINS	The foregoing Compensation and Human Capital Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	47

Summary Compensation Table

The following table sets forth the annual compensation awarded to or earned by our named executive officers for the years ended December 31, 2025, 2024, and 2023:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Jason D. Lippert President and Chief Executive Officer	2025	$1,195,000	$6,221,621	$2,345,838	$331,402	$10,093,861
	2024	$1,195,000	$6,681,590	$2,004,074	$278,434	$10,159,098
	2023	$1,155,000	$7,169,980	$—	$317,863	$8,642,843

Lillian D. Etzkorn(4) Executive Vice President and Chief Financial Officer	2025	$630,000	$1,215,212	$655,225	$94,405	$2,594,842
	2024	$575,000	$1,179,245	$492,594	$76,611	$2,323,450
	2023	$364,580	$761,149	$—	$259,261	$1,384,990

Ryan R. Smith Group President - North America	2025	$957,000	$3,024,277	$2,245,326	$184,157	$6,410,760
	2024	$957,000	$3,247,927	$1,918,206	$165,557	$6,288,690
	2023	$925,000	$3,583,161	$—	$163,884	$4,672,045

Jamie M. Schnur Group President - Aftermarket	2025	$755,000	$2,066,225	$1,427,867	$139,412	$4,388,504
	2024	$755,000	$2,218,840	$1,219,842	$120,267	$4,313,949
	2023	$730,000	$2,392,737	$—	$123,448	$3,246,185

Andrew J. Namenye(5) Former Executive Vice President, Chief Legal and HR Officer, and Corporate Secretary	2025	$380,288	$1,213,308	$—	$3,759,890	$5,353,486
	2024	$525,000	$1,179,245	$537,375	$80,753	$2,322,373
	2023	$500,000	$1,191,910	$—	$82,165	$1,774,075

(1)	The amounts in this column represent the aggregate grant date fair value of the stock awards granted in that year determined in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of assumptions made in determining the grant date fair value, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The stock awards consist of, as applicable: (i) with respect to 2025, the 2025 PSUs and annual awards of RSUs; (ii) with respect to 2024, the 2024 PSUs and annual awards of RSUs; and (iii) with respect to 2023, the 2023 ROIC PSUs and annual awards of RSUs.

The amounts included in the table above for the annual equity awards that are subject to performance conditions represent the value at the grant date based on the probable outcome of the applicable performance conditions. The following table presents the grant date fair value of the performance-based stock awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2025 PSUs		2024 PSUs		2023 ROIC PSUs
Name	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)

Jason D. Lippert	$3,732,952	$7,465,904	$4,008,979	$8,017,958	$4,875,550	$9,751,100

Lillian D. Etzkorn	$732,035	$1,464,070	$707,496	$1,414,992	$425,860	$851,720

Ryan R. Smith	$1,814,566	$3,629,132	$1,948,782	$3,897,564	$2,388,736	$4,777,472

Jamie M. Schnur	$1,239,715	$2,479,430	$1,331,304	$2,662,608	$1,667,669	$3,335,338

Andrew J. Namenye	$727,999	$1,455,998	$707,496	$1,414,992	$744,958	$1,489,916

48	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

The following table presents the grant date fair value of the RSU awards included in the “Stock Awards” column:

Name	2025 Annual RSUs	2024 Annual RSUs	2023 Annual RSUs

Jason D. Lippert	$2,488,669	$2,672,610	$2,294,430

Lillian D. Etzkorn	$483,178	$471,749	$335,289

Ryan R. Smith	$1,209,711	$1,299,145	$1,194,425

Jamie M. Schnur	$826,511	$887,536	$725,068

Andrew J. Namenye	$485,308	$471,749	$446,952

(2)	The amounts in this column represent: (i) for 2025, bonus payment amounts earned pursuant to the 2025 AIP; (ii) for 2024, bonus payment amounts earned pursuant to the 2024 AIP; and (iii) for 2023, bonus payment amounts earned pursuant to the 2023 AIP.

(3)	Amounts shown in this column include the following payments the Company made to or on behalf of our NEOs:

Name	Year	Dividend Equivalent Unit Value(A)	401(k) Matching Contribution	Health Insurance	Other Perquisites(B)	Total All Other Compensation

	2025	$280,995	$14,000	$14,440	$21,967	$331,402
Jason D. Lippert	2024	$230,245	$13,800	$11,636	$22,753	$278,434
	2023	$267,169	$13,200	$11,636	$25,858	$317,863

	2025	$54,884	$14,000	$14,940	$10,581	$94,405
Lillian D. Etzkorn	2024	$40,636	$13,800	$11,636	$10,539	$76,611
	2023	$29,066	$9,162	$5,818	$215,215	$259,261

	2025	$136,589	$14,000	$14,440	$19,128	$184,157
Ryan R. Smith	2024	$111,922	$13,800	$11,636	$28,199	$165,557
	2023	$133,516	$3,464	$11,636	$15,268	$163,884

	2025	$93,320	$14,000	$14,440	$17,652	$139,412
Jamie M. Schnur	2024	$76,460	$13,800	$11,636	$18,371	$120,267
	2023	$89,159	$6,398	$11,636	$16,255	$123,448

	2025	$53,322	$14,000	$6,001	$3,686,567	$3,759,890
Andrew J. Namenye	2024	$40,636	$13,800	$6,878	$19,439	$80,753
	2023	$44,413	$13,200	$6,878	$17,674	$82,165

(A)	Represents the dollar value of dividend equivalents credited on stock awards in the applicable year, when those amounts were not factored into the grant date fair value of the award.

(B)	Other perquisites included automobile allowance and related expenses, costs of spousal travel for Company events, long-term disability insurance, and reimbursement for relocation expenses. In addition, for Mr. Namenye in 2025, the amount shown includes the following amounts he received or is receiving in connection with his termination of employment on July 31, 2025 (the “Separation Date”): (i) an amount equivalent to two times Mr. Namenye’s annual base salary, in the gross amount of $1.25 million, payable over the 24-month period following the Separation Date, (ii) an amount equivalent to two times Mr. Namenye’s average bonus or incentive compensation paid during the prior three years, in the gross amount of $887,418, payable over the 24-month period following the Separation Date, (iii) an amount payable related to the 2025 AIP, in an amount equal to his target payout of $662,500, paid on January 9, 2026, (iv) accelerated vesting on the Separation Date of all unvested RSUs held by Mr. Namenye, which amounted to $859,655, and (v) a lump sum amount equivalent to 12 months of COBRA premiums, in the gross amount of $15,000, paid on August 15, 2025.

(4)	Ms. Etzkorn was appointed our Executive Vice President and Chief Financial Officer effective April 17, 2023.

(5)	Mr. Namenye’s employment with the Company terminated on July 31, 2025.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	49

Grants of Plan-Based Awards Table

The following table summarizes the RSUs and PSUs granted to the NEOs in 2025, as well as potential payouts under the 2025 AIP:

GRANTS OF PLAN-BASED AWARDS IN 2025

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Compensation and Human Capital Committee Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(4)
	03/01/25	02/19/25				—	—	—	23,971(2)	$2,488,669
Jason D.	03/01/25	02/19/25				—(3)	35,956(3)	71,912(3)	—	$3,732,952
Lippert		02/19/25	$ —	$2,237,625	$9,000,000

	03/01/25	02/19/25				—	—	—	4,654(2)	$483,178
Lillian D.	03/01/25	02/19/25				—(3)	7,051(3)	14,102(3)	—	$732,034
Etzkorn		02/19/25	$ —	$625,000	$9,000,000

	03/01/25	02/19/25				—	—	—	11,652(2)	$1,209,711
Ryan R.	03/01/25	02/19/25				—(3)	17,478(3)	34,956(3)	—	$1,814,566
Smith		02/19/25	$ —	$2,141,750	$9,000,000

	03/01/25	02/19/25				—	—	—	7,961(2)	$826,511
Jamie M.	03/01/25	02/19/25				—(3)	11,941(3)	23,882(3)	—	$1,239,714
Schnur		02/19/25	$ —	$1,362,000	$9,000,000

	03/01/25	02/19/25				—	—	—	4,230(2)	$439,159
	04/16/25	04/15/25				—	—	—	611(6)	$46,149
Andrew J.	03/01/25	02/19/25				—(3)	6,345(3)	12,690(3)	—	$658,738
Namenye(5)	04/16/25	04/15/25				—(3)(6)	917(3)(6)	1,834(3)(6)	—	$69,262
		02/19/25	$ —	$662,500	$9,000,000

(1)	Amounts shown in this column represent the potential cash payout amounts under the 2025 AIP for all of the NEOs. The actual payout amounts related to 2025 performance are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents the annual grant of RSUs, which vest ratably each year on the first through the third anniversaries of the respective grant date.

(3)	Represents 2025 PSUs that would be earned depending on the level of achievement of ROIC and FCF performance goals over the three-year measurement period of 2025-2027. The final number of units earned could be from 0% of target for performance at the threshold level up to 200% of target for maximum performance. Earned 2025 PSUs will vest on March 1, 2028.

(4)	Amounts represent the grant date fair value of the awards determined in accordance with ASC 718. For a discussion of assumptions made in determining the grant date fair value, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

(5)	In connection with his termination of employment, Mr. Namenye received an agreed-upon payout of his 2025 AIP, in the target level amount of $662,500, on January 9, 2026; he forfeited a portion of the 2025 PSU awards shown in the table (as well as a portion of all other outstanding PSUs held by him) based on the proportion of time from the Separation Date through the vesting date of each respective PSU award; and the vesting of the RSUs shown in the table accelerated on the Separation Date.

(6)	Represents supplemental awards of PSUs and RSUs to Mr. Namenye, granted in connection with his expanded role in which he assumed the position of Chief Human Resources Officer, in addition to his other positions. Grants of Plan-Based Awards.

50	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

GRANTS OF PLAN-BASED AWARDS

In February 2025, the Compensation and Human Capital Committee approved the 2025 AIP, under which participants could earn incentive compensation based on the level of achievement of certain financial performance measurements in 2025, which for 2025 was based on goals for Adjusted EBIT and cash flow from operations. In February 2025, the Compensation and Human Capital Committee approved the grant of the 2025 PSUs and the annual RSUs under the 2018 Plan to the named executive officers, and the Committee approved a supplemental grant of 2025 PSUs and RSUs under the 2018 Plan to Mr. Namenye in April 2025. For additional information regarding the 2025 AIP and these equity awards, see “Compensation Discussion and Analysis – Analysis of 2025 Compensation Decisions.”

EQUITY AWARD AND INCENTIVE PLANS

On May 24, 2018, our stockholders approved the 2018 Plan, which provides that the number of shares of our Common Stock that may be the subject of awards and issued under the 2018 Plan is 1,500,000, plus shares subject to any awards outstanding as of May 24, 2018, under the LCI Industries Equity Award and Incentive Plan, as Amended and Restated

(the “2011 Plan”) that subsequently expire, are forfeited or canceled, are settled for cash, are not issued in shares, or are tendered or withheld to pay the exercise price or satisfy any tax withholding obligations related to the award. Following our stockholders’ approval of the 2018 Plan, no further awards may be made under the 2011 Plan. Executive officers and other team members of the Company and its subsidiaries and affiliates, and non-employee Directors, consultants, and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the 2018 Plan. Under the 2018 Plan, the Compensation and Human Capital Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. There were 507,102 shares of our Common Stock available for future awards under the 2018 Plan as of March 10, 2026, which number is calculated using the target number of outstanding PSU awards. As described in this Proxy Statement, we have proposed that stockholders approve an Amended 2018 Plan, to increase the number of shares of Common Stock available for awards under the 2018 Plan by an additional 992,898 shares and to extend the term of the plan by 10 years.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	51

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Common Stock underlying outstanding unvested equity awards held by each NEO as of December 31, 2025:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1)
	03/01/23	7,548(2)	$915,884	—	$—
	03/01/24	15,320(2)	$1,858,903	—	$—
Jason D. Lippert	03/01/25	25,118(3)	$3,047,794	—	$—
	03/01/23	—	$—	—(4)	$—
	03/01/24	—	$—	68,936(5)	$8,364,748
	03/01/25	—	$—	75,352(6)	$9,143,253
	04/17/23	1,121(2)	$135,965	—	$—
	03/01/24	2,704(2)	$328,135	—	$—
Lillian D. Etzkorn	03/01/25	4,877(3)	$591,734	—	$—
	04/17/23	—	$—	—(4)	$—
	03/01/24	—	$—	12,166(5)	$1,476,196
	03/01/25	—	$—	14,777(6)	$1,793,000
	03/01/23	3,931(2)	$476,968	—	$—
	03/01/24	7,448(2)	$903,716	—	$—
	03/01/25	12,209(3)	$1,481,494	—	$—
Ryan R. Smith	03/01/23	—	$—	—(4)	$—
	03/01/24	—	$—	33,510(5)	$4,066,141
	03/01/25	—	$—	36,628(6)	$4,444,482
	03/01/23	2,386(2)	$289,492	—	$—
	03/01/24	5,088(2)	$617,343	—	$—
Jamie M. Schnur	03/01/25	8,342(3)	$1,012,202	—	$—
	03/01/23	—	$—	—(4)	$—
	03/01/24	—	$—	22,892(5)	$2,777,770
	03/01/25	—	$—	25,025(6)	$3,036,478
	03/01/23	—	$—	—(4)	$—
	03/01/24	—	$—	5,744(5)	$696,977
Andrew J. Namenye	03/01/25	—	$—	1,844(6)	$223,751
	04/16/25	—	$—	188(6)	$22,812

(1)	Market value determined based on the closing market price of our Common Stock on December 31, 2025, of $121.34 per share, multiplied by the number of underlying shares not yet vested.

(2)	Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective grant date.

(3)	Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective grant date. See “Executive Compensation – Compensation Discussion and Analysis – Analysis of 2025 Compensation Decisions.”

(4)	Represents PSU awards, including dividends thereon, where applicable, that are earned based on achievement of ROIC over the three-year measurement period of 2023-2025 and would have vested on March 1, 2026. These awards were forfeited in early 2026 upon determination that the performance criteria were not met and are reflected above at the threshold level of 0%.

(5)	Represents PSU awards at the maximum level of performance, including dividends thereon, where applicable, that are earned based on achievement of ROIC and free cash flow over the three-year measurement period of 2024-2026 and vest on March 1, 2027.

(6)	Represents PSU awards at the maximum level of performance, including dividends thereon, where applicable, that are earned based on achievement of ROIC and free cash flow over the three-year measurement period of 2025-2027 and vest on March 1, 2028. See “Executive Compensation – Compensation Discussion and Analysis – Analysis of 2025 Compensation Decisions.”

52	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Option Exercises and Stock Vested

The following table presents the value realized by the NEOs on the vesting of stock-based awards in 2025. None of our NEOs hold any stock options, and therefore no stock options were exercised in 2025.

OPTION EXERCISES AND STOCK VESTED IN 2025

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Jason D. Lippert	21,159	$2,196,714
Lillian D. Etzkorn	2,371	$217,586
Ryan R. Smith	10,927	$1,134,430
Jamie M. Schnur	6,576	$682,740
Andrew J. Namenye	13,102	$1,280,399

(1)	Includes time-based RSUs which vested in 2025, including dividends thereon. In addition, for Mr. Namenye, the amount shown includes accelerated vesting of all RSUs, including dividends thereon aggregating 9,049 shares with a value realized on vesting of $859,655, which he received in connection with his termination of employment on July 31, 2025.

(2)	Value realized calculated by multiplying the number of shares vested by the closing price of our Common Stock as reported by the NYSE on the vesting date.

Non-Qualified Deferred Compensation

The Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”). The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.

The Deferral Plan participant’s account is deemed invested (but is not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	53

The following table summarizes activity in the Deferral Plan for the NEOs in 2025:

NON-QUALIFIED DEFERRED COMPENSATION IN 2025

Name	Executive Contributions in 2025(1)	Aggregate Loss in 2025(2)	Aggregate Withdrawals/ Distributions in 2025	Aggregate Balance at December 31, 2025(3)
Jason D. Lippert	$—	$2,927,548	$—	$21,971,177(4)
Lillian D. Etzkorn	$—	$—	$—	$—
Ryan R. Smith	$372,370	$247,556	$—	$1,893,043(5)
Jamie M. Schnur	$—	$603,639	$—	$5,428,519(6)
Andrew J. Namenye	$—	$—	$—	$—

(1)	The executive contributions in 2025, if any, were withheld from each NEO’s Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amounts represent earnings on the executives’ contributions and have not been included in the Summary Compensation Table.

(3)	Amounts reported in this column previously were reported as compensation to the NEO in the Summary Compensation Table for the previous years.

(4)	Includes cumulative contributions by the participant of $10,392,419, as well as cumulative earnings of $11,578,758.

(5)	Includes cumulative contributions by the participant of $1,422,370, as well as cumulative earnings of $470,673.

(6)	Includes cumulative contributions by the participant of $2,919,950, as well as cumulative earnings of $2,791,903, and cumulative withdrawals of $283,334.

Potential Payments on Termination or Change-In-Control

EXECUTIVE EMPLOYMENT AGREEMENTS

Each of the NEOs who is a current executive officer is party to an Executive Employment Agreement with the Company. The Executive Employment Agreements have an initial three-year term with automatic one-year renewals and provide severance payments or other benefits under certain circumstances following termination.

In the event of a termination by the Company without cause (as defined in the Executive Employment Agreement) or by the executive for good reason (as defined in the Executive Employment Agreement), the executive (including each of the current NEOs) would be entitled to: (i) an amount equivalent to two years of base salary (at the highest annualized rate in effect at any time within two years of the termination date)(1), (ii) an amount equivalent to two times his or her average bonus during the prior three years (with the average capped at his or her then-current base salary)(2), (iii) amounts payable under the then-current management incentive plan, (1) an amount equivalent to two times his or her average bonus during the prior three years (with the average capped at his or her then-current base salary), (2) amounts payable under the then-current management incentive plan, (iv) accelerated vesting of time-based equity awards, (v) a lump sum amount equivalent to 12 months of COBRA premiums, and (vi) outplacement services for at least six months. The salary and bonus amounts would be paid out in equal weekly payments on the regular payroll cycle over the 24-month period following the termination.

In the event of a termination on account of death, the executive would be entitled to: (i) an amount equivalent to one year of base salary, (ii) incentive compensation (excluding equity awards) that the executive would have been entitled to receive at the end of the year, (iii) accelerated vesting of time-based equity awards, and (iv) performance stock awards remaining outstanding subject to their terms. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.

In the event of a termination on account of disability, the executive would be entitled to: (i) the difference between the executive’s base salary and the amount of disability payments received pursuant to disability insurance provided in accordance with the agreement, for a period of one year, (ii) incentive compensation (excluding equity awards) that the executive would have been entitled to receive at the end of the year,

(1)	Mr. Smith’s Executive Employment Agreement provides for an amount equivalent to three years of base salary (at the highest annualized rate in effect at any time within two years of the termination date).

(2)	Mr. Smith’s Executive Employment Agreement provides for an amount equivalent to three times his average bonus during the prior three years (with the average capped at his then-current base salary).

54	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

(iii) accelerated vesting of time-based equity awards, (iv) performance stock awards remaining outstanding subject to their terms, and (v) a lump sum amount equivalent to 12 months of COBRA premiums. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.

Executives must sign and not revoke a general release in favor of the Company in order to receive severance or disability amounts under the Executive Employment Agreements. The Executive Employment Agreements for each of the NEOs, excluding Mr. Smith, also include restrictive covenants with respect to non-competition and non-solicitation for a 24-month period following termination of employment and with respect to confidentiality. Mr. Smith’s Executive Employment Agreement includes restrictive covenants with respect to non-competition and non-solicitation for a 36-month period following termination of employment and with respect to confidentiality.

THE 2018 PLAN AND AWARD AGREEMENTS

The 2018 Plan and the related award agreements provide for accelerated vesting under certain circumstances. All unvested RSUs would become fully vested in the event of: (i) the executive’s death or disability; (ii) an approved retirement, a termination of employment by the Company without cause, or a termination by the executive for good reason, except for RSUs with respect to which less than one year has elapsed since the grant date; (iii) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested RSUs; and (iv) a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested RSUs.

With respect to PSUs, in the event of: (a) an executive’s death or disability, (1) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (2) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest; (b) an executive’s approved retirement, a termination of employment by the Company without cause, or a termination by the executive for good reason, (1) if that event occurs before the last day of the performance period, a number of PSUs based on the actual level of achievement of the performance goals, prorated, will be deemed earned and will fully vest on the scheduled vesting date, and (2) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest on the scheduled vesting date; and (c) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested PSUs or a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested PSUs, (1) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (2) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	55

POTENTIAL PAYMENTS ON TERMINATION
OR CHANGE-IN-CONTROL TABLE

The table below reflects the estimated value of compensation and benefits payable to each of the NEOs, other than Mr. Namenye, upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination or change in control date of December 31, 2025.

As discussed above, Mr. Namenye’s employment with us terminated on July 31, 2025. Pursuant to the Separation Agreement, Mr. Namenye has received and is receiving: (i) an amount equivalent to two times Mr. Namenye’s annual base salary, in the gross amount of $1.25 million, payable over the 24-month period following the Separation Date; (ii) an amount equivalent to two times Mr. Namenye’s average bonus or incentive compensation paid during the prior three years, in the gross amount of $887,418, payable over the 24-month period following the Separation Date; (iii) his target amount pursuant the Company’s 2025 AIP, which was $662,500 and was paid on January 9, 2026; (iv) accelerated vesting on the Separation Date of all unvested restricted stock units held by Mr. Namenye, which had an aggregate value on the vesting date of $859,655; and (v) a lump sum amount equivalent to 12 months of COBRA premiums, in the gross amount of $15,000, which was paid on August 15, 2025.

Name/Benefit	Involuntary Termination Without Cause or for Good Reason (2)	Involuntary Termination Due to Disability(3)	Involuntary Termination Due to Death	Change in Control; Awards not Assumed or Involuntary Termination Without Cause or for Good Reason Within 24 Months after a Change in Control (4)
Jason D. Lippert
Base salary	$2,390,000	$1,195,000	$1,195,000	$—
Annual bonus	$2,390,000	$—	$—	$—
Current AIP	$2,345,838	$2,345,838	$2,345,838	$—
Other benefits	$81,398	$21,304	$—	$—
Acceleration of unvested equity	$10,134,706	$9,838,288	$9,838,288	$9,838,288
Total Benefits(1)	$17,341,942	$13,400,430	$13,379,126	$9,838,288
Lillian D. Etzkorn
Base salary	$1,260,000	$630,000	$630,000	$—
Annual bonus	$765,212	$—	$—	$—
Current AIP	$655,225	$655,225	$655,225	$—
Other benefits	$75,260	$21,304	$—	$—
Acceleration of unvested equity	$1,846,732	$1,793,055	$1,793,055	$1,793,055
Total Benefits	$4,602,429	$3,099,584	$3,078,280	$1,793,055
Ryan R. Smith
Base salary	$2,871,000	$957,000	$957,000	$—
Annual bonus	$2,871,000	$—	$—	$—
Current AIP	$2,245,326	$2,245,326	$2,245,326	$—
Other benefits	$78,835	$21,304	$—	$—
Acceleration of unvested equity	$4,958,305	$4,814,215	$4,814,215	$4,814,215
Total Benefits(1)	$13,024,466	$8,037,845	$8,016,541	$4,814,215
Jamie M. Schnur
Base salary	$1,510,000	$755,000	$755,000	$—
Annual bonus	$1,510,000	$—	$—	$—
Current AIP	$1,427,867	$1,427,867	$1,427,867	$—
Other benefits	$79,241	$21,304	$—	$—
Acceleration of unvested equity	$3,351,040	$3,252,604	$3,252,604	$3,252,604
Total Benefits(1)	$7,878,148	$5,456,775	$5,435,471	$3,252,604

(1)	Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. For additional information regarding the NEOs’ deferred compensation balances under the Deferral Plan, see the Non-Qualified Deferred Compensation Table.

(2)	For the PSUs granted in 2024 and 2025, because the NEO would receive the actual number of earned PSUs, prorated, following the end of the performance period, the accelerated amount in the table assumes that the target level of performance is achieved.

(3)	Amounts payable by the Company will be reduced by the disability payments received by the executive.

(4)	Upon involuntary termination without cause or for good reason, the NEO would also receive the base salary, annual bonus, current AIP, and other benefits as noted in the “Involuntary Termination Without Cause or for Good Reason” column.

56	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plan. All information is as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants, and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	621,320	—	464,999
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	621,320	—	464,999

(1)	Consists of DSUs, RSUs, and PSUs. The number of PSUs included in these amounts consists of (a) no PSUs granted in 2023 since none were earned for the performance period of 2023-2025, (b) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs granted in 2024 that will be earned depending on the level of achievement of ROIC and FCF performance goals over the three-year measurement period of 2024-2026, and (c) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs granted in 2025 that will be earned depending on the level of achievement of ROIC and FCF performance goals over the three-year measurement period of 2025-2027. The actual number of shares that will be issued under the PSUs referenced in clauses (b) and (c) depends on the performance over the applicable performance period.

(2)	DSUs, PSUs, and RSUs do not have an exercise price and, therefore, they have been excluded from the weighted average exercise price calculation in this column.

(3)	Pursuant to the 2018 Plan, which was approved by stockholders in May 2018, the Company may grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. The number of PSUs included in the amounts in this column in the table removes from the number of securities remaining available for future issuance (a) the actual number of unvested PSUs earned for completed performance periods as of December 31, 2025 and (b) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs described in clauses (b) and (c) in footnote (1) above. If the target number of unearned PSU awards was used in this calculation, instead of the maximum number used in the table above, the number of shares available for grant of new awards under the 2018 Plan was 510,853 as of December 31, 2025. The 2018 Plan is the Company’s only existing equity compensation plan.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	57

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our team members and the annual total compensation of Jason D. Lippert, our President and Chief Executive Officer (“CEO”):

For 2025, our last completed fiscal year:

•	the annual total compensation of our median team member was $59,448; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 48 of this Proxy Statement, was $10,093,861.

Based on this information for fiscal year 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median team member was 170:1. We used reasonable estimates in the methodology used to identify the median team member and calculate the annual total compensation of the median team member in a manner consistent with SEC rules and guidance. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

As of December 31, 2025, our employee population consisted of approximately 10,700 U.S. team members and 1,600 non-U.S. team members. We elected to exclude all of our team members located in Tunisia (approximately 150 individuals total) from our determination of the median team member pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted team member population of 12,150 employees (excluding our CEO).

We identified our median employee based on the total payroll earnings actually paid during fiscal year 2025 to the above-mentioned 12,150 members of our workforce (including full-time and part-time), other than our CEO, who were employed on December 31, 2025.

For purposes of determining the total payroll earnings actually paid, we included: the amount of base salary the team member received during the year, the amount of any cash incentives paid to the team member in the year (which include annual cash incentives that are generally paid in January or February for performance during the prior fiscal year), and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We also included certain adjustments for the value of employer-provided health care benefits and for the annualization of pay for any team members who were employed by us for only part of the year.

Once we identified our median team member, we then determined that team member’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

58	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Pay Versus Performance

The following table sets forth information regarding compensation of our CEO (referred to as our “PEO” in this section) and our other NEOs (the “Non-PEO NEOs”) on an average basis, along with total shareholder return, net income, and Adjusted EBIT for our fiscal years 2025, 2024, 2023, 2022, and 2021, as required by the SEC’s pay versus performance rules. For information regarding the Compensation and Human Capital Committee’s pay-for-performance philosophy and how executive compensation is aligned with Company performance, refer to the CD&A.

Pay Versus Performance Tables (“PVP”)

	SCT Total	CAP to	Average SCT Total for Non-PEO	Average CAP to	Value of Initial Fixed $100 Investment Based On:		Net Income	Adjusted EBIT
Year	for PEO(1)	PEO(5)	NEOs(1)	Non-PEO NEOs(5)	TSR	Peer Group TSR(2)	($mm)	($mm)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$10,093,861	$13,179,839	$4,686,898	$5,249,310	$112	$85	$188	$284
2024	$10,159,098	$8,929,824	$3,810,768(4)	$3,401,735(4)	$91	$70	$143	$218
2023	$8,642,843	$6,518,542	$2,281,477	$1,577,949	$107	$88	$64	$123
2022	$10,533,675	$(2,915,608)	$3,770,625	$1,515,940	$76	$83	$395	$553
2021	$10,993,750	$24,642,255	$3,792,843	$5,626,233	$123	$122	$288	$398

Legend

SCT — “Summary Compensation Table”

CAP — “Compensation Actually Paid”

TSR — “Total Shareholder Return”

(1) The following individuals are included as PEO and Non-PEO NEOs in the table above.

Year	PEO	Non-PEO NEOs
2025 - 2024	Jason D. Lippert	Lillian D. Etzkorn, Ryan R. Smith, Jamie M. Schnur, Andrew J. Namenye
2023	Jason D. Lippert	Lillian D. Etzkorn, Ryan R. Smith, Jamie M. Schnur, Andrew J. Namenye, Brian M. Hall
2022 - 2021	Jason D. Lippert	Brian M. Hall, Ryan R. Smith, Jamie M. Schnur, Andrew J. Namenye

(2)	Our peer group for the calculation of TSR is the S&P Composite 1500 Auto Parts & Equipment Index, which is the industry index used in our stock price performance graph in our 2025 Annual Report to Stockholders.

(3)	Adjusted EBIT is identified as our company-selected measure. Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

(4)	2024 SCT and CAP values for Average non-PEO NEOs have been updated by $1,576 to reflect differences in prior year PVP calculations from SCT reported values.

(5)	The following adjustments were made to adjust SCT total pay in determining CAP. No adjustments were required in respect of stock options as none were granted and included in the SCT during 2021 – 2025.

			Deductions from SCT Total		Additions or Deductions to SCT Total
NEO	Year	SCT Total	Amounts Reported in the Summary Compensation Table Stock Awards Column	Amounts Reported in the Summary Compensation Table for Pension Value ($)	Value of Equity Award Adjustments Calculated in Accordance with CAP Requirements(a)	Value of Service Cost and Prior Service Cost under the Pension Plans	CAP
Jason D. Lippert	2025	$10,093,861	$(6,221,621)	—	$9,307,599	—	$13,179,839
	2024	$10,159,098	$(6,681,590)	—	$5,452,316	—	$8,929,824
	2023	$8,642,843	$(7,169,980)	—	$5,045,679	—	$6,518,542
	2022	$10,533,675	$(6,522,567)	—	$(6,926,716)	—	$(2,915,608)
	2021	$10,993,750	$(5,245,239)	—	$18,893,744	—	$24,642,255
Average for Non-PEO NEOs	2025	$4,686,898	$(1,879,756)	—	$2,442,167	—	$5,249,310
	2024	$3,810,768	$(1,956,314)	—	$1,547,281	—	$3,401,735
	2023	$2,281,477	$(1,585,792)	—	$882,263	—	$1,577,949
	2022	$3,770,625	$(1,680,171)	—	$(574,514)	—	$1,515,940
	2021	$3,792,843	$(1,087,172)	—	$2,920,563	—	$5,626,233

(a) The following elements comprise the equity fair value adjustments included in CAP.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	59

NEO	Year	Fair value at fiscal year(FY) end, of equity awards granted during the FY that remained outstanding	Change in fair value at FY end versus prior FY end for awards granted in any prior FY that remained outstanding	Change in fair value at vesting date versus prior FY end for awards granted in any prior FY that vested during the FY	Increase in fair value of awards granted during applicable FY that vested during applicable FY, determined as of vesting date	Reduction of fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	Total Equity Adjustments Reflected in CAP
Jason D. Lippert	2025	$7,864,897	$1,279,152	$163,550	$—	$—	$9,307,599
	2024	$5,456,200	$(431,178)	$427,293	$—	$—	$5,452,316
	2023	$2,523,251	$630,644	$1,891,784	$—	$—	$5,045,679
	2022	$3,128,591	$(6,657,207)	$(3,398,100)	$—	$—	$(6,926,716)
	2021	$9,113,251	$9,213,995	$566,498	$—	$—	$18,893,744
Average for Non-PEO NEOs	2025	$2,026,385	$336,716	$37,506	$117,800	$(76,241)	$2,442,167
	2024	$1,597,531	$(122,364)	$72,114	$—	$—	$1,547,281
	2023	$596,067	$22,340	$263,856	$—	$—	$882,263
	2022	$854,897	$(1,049,842)	$(379,569)	$—	$—	$(574,514)
	2021	$1,888,872	$940,829	$90,862	$—	$—	$2,920,563

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND PERFORMANCE

The following charts show, for each of 2021, 2022, 2023, 2024, and 2025, the relationship between CAP to our PEO and to the average of our Non-PEO NEOs, to our TSR, our peer group’s TSR, our net income, and our Adjusted EBIT.

Compensation Actually Paid versus Total Shareholder Return

Compensation Actually Paid versus Net Income

60	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Compensation Actually Paid versus Adjusted EBIT

TSR was not used as a performance measure in our 2025 annual cash incentive or equity programs. However, the fact that stock price impacts the value of outstanding and vested equity awards means that there is some relationship between CAP and our TSR performance.

Our company-selected measure is Adjusted EBIT, which was the principal performance measure under our annual cash incentive program in 2025. Even with the weight of this measure in our incentive framework, there is a limited relationship with CAP. Similarly, we do not use GAAP net income in our incentive plans. Accordingly, there is a limited relationship with CAP.

TABULAR LIST OF COMPANY

PERFORMANCE MEASURES

For the fiscal year ended December 31, 2025, Adjusted EBIT is identified as the most important financial performance measure in linking “compensation actually paid” to our performance. Adjusted EBIT was one of only two performance measures used in our annual cash incentive program in 2025 (in addition to Cash Flow from Operations). The other most important financial performance measure used in 2025 in linking “compensation actually paid” to our performance is ROIC; ROIC was one of two performance measures used in our PSU awards granted in 2025 (in addition to Free Cash Flow as a percentage of Operating Profit). We used these four financial measures in our 2025 incentive plans, so they are being disclosed in the following table.

Tabular List of Most Important Measures
(1)	Adjusted EBIT
(2)	ROIC
(3)	Cash Flow from Operations
(4)	Free Cash Flow as a percentage of Operating Profit

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	61

Transactions With

Related Persons

The Company currently has nearly 12,300 team members and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent Directors and executive officers. The compensation of each of the following team members was established in accordance with the Company’s employment and compensation practices applicable to team members with equivalent qualifications, experience, and responsibilities.

During 2025, the Company employed Jason D. Lippert as President and Chief Executive Officer of the Company, who received total salary and incentive compensation of $10,093,861 (see “Executive Compensation – Summary Compensation Table”), and Lippert Components, Inc. employed Jarod Lippert as Chief Marketing Officer, who received total compensation of $489,344, and Jayde Lippert as Director of Care Center Operations, who received total compensation of $182,300. Jason D. Lippert, Jarod Lippert, and Jayde Lippert, brothers, have been employed by Lippert Components, Inc. in excess of 31, 24, and 11 years, respectively.

APPROVAL OF CERTAIN RELATED

PERSON TRANSACTIONS

The Corporate Governance, Nominating, and Sustainability Committee is charged with reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC. For purposes of this practice, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Corporate Governance, Nominating, and Sustainability Committee shall consider:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of the Company; and

•	any other matters the Committee deems appropriate, including any third-party fairness opinions or other expert review obtained by the Company in connection with the transaction.

Any Corporate Governance, Nominating, and Sustainability Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the Committee which considers the transaction.

COMPENSATION AND HUMAN CAPITAL

COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During a portion or all of fiscal 2025, Messrs. Gero and Sirpilla and Mses. Henkels and Mains served on the Compensation and Human Capital Committee of our Board of Directors, all of whom are independent, non-employee Directors. No member of this Committee has had any relationship with our Company requiring disclosure in this Proxy Statement other than service as a Director. No executive officer of the Company serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation and Human Capital Committee, and there are no “interlocks,” as defined by the SEC.

62	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Proposal 2. Advisory Vote on Executive Compensation

SEC rules require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our NEOs as described in this Proxy Statement.

Our executive compensation policy is designed to enable the Company to attract, motivate, and retain highly qualified senior executives who have the skills to drive our continued profitability, growth, and success by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contributions, as well as overall business results, and to align executive and stockholder interests. Accordingly, we reward performance in excess of pre-established targets of, generally, Adjusted EBIT and ROIC, and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.

At the Annual Meeting of Stockholders held on May 15, 2025, in the advisory vote, approximately 50% of the votes were in favor of the 2024 compensation. We believe the compensation program changes that we have implemented this year, and have put in place going forward, help align executive and stockholder interests. Although the vote was non-binding, the Compensation and Human Capital Committee reviewed the results of the vote, engaged in the stockholder outreach program, and made certain changes for the 2026 executive compensation program, as described beginning on page 37 of this Proxy Statement.

We are requesting stockholder advisory approval of the compensation paid to our NEOs as described in this Proxy Statement, including the disclosures under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our NEOs and the policies and practices described in this Proxy Statement.

The vote is advisory and therefore not binding on the Company, the Compensation and Human Capital Committee, or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”

In connection with the stockholder preference expressed at the 2023 Annual Meeting, our Board of Directors has determined that stockholder advisory votes on executive compensation will occur on an annual basis. Therefore, the next advisory vote will occur at the 2027 Annual Meeting.

The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation paid to our NEOs as described in this Proxy Statement.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	63

Proposal 3. Ratification of Appointment of Auditors

It is proposed that the stockholders ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2026. KPMG is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

If the holders of a majority in voting power of the outstanding shares of Common Stock which are present virtually or by proxy at the meeting and entitled to vote thereon do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

FEES FOR INDEPENDENT AUDITORS

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2025, and 2024:

	2025	2024
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$2,349,000	$1,880,000
Audit-Related Fees:
Consists primarily of fees billed for transaction-related services	$—	$—
Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company, and advice on other tax-related matters	$—	$—
All Other Fees:
Other Services	$—	$—
Total	$2,349,000	$1,880,000

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to Management its responsibilities to pre-approve services performed by the independent auditors. All services performed by KPMG were approved by the Audit Committee.

The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2026.

64	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Report of The Audit Committee

The Audit Committee (the “Committee”) serves as a representative of the Company’s Board of Directors, and is responsible for providing independent, objective oversight of the Company’s (i) financial reporting processes and integrity of the financial statements, (ii) system of internal control, (iii) internal audit function, (iv) appointment, independence, and performance of the independent auditor, and (v) compliance with legal and regulatory requirements and ethical standards. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at https://investors. lci1.com under “Governance.” The Audit Committee currently consists of Virginia L. Henkels (Chair), Tracy D. Graham, Stephanie K. Mains, and Kieran M. O’Sullivan, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In fulfilling the Audit Committee’s oversight responsibility of the external auditor, the Audit Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, the auditor’s risk assessment and fraud procedures, audit fees, auditor independence matters, performance and work quality of the auditor, the auditor’s familiarity with the Company’s global operations and accounting policies and practices, lead partner selection, and auditor tenure, among other things. The Audit Committee has received the written disclosures and the letter from KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for 2025, required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. Based on this review, the Audit Committee has concluded KPMG is independent. To assist with the Committee’s annual assessment of the performance of the independent registered public accounting firm, the Audit Committee uses an evaluation framework, which includes the solicitation of feedback from members of Management and the Committee. The Audit Committee also reviews the PCAOB Inspection Report and KPMG’s U.S. Transparency Report, among other items to assess audit quality. After considering the items mentioned above, the Audit Committee appointed KPMG as the Company’s independent auditor for 2026 and believes this appointment is in the best interests of the Company and its stockholders. KPMG has served as the Company’s auditor since 1980, and the current lead audit partner has held that position since 2021.

SYSTEM OF INTERNAL CONTROL

Management is responsible for establishing and maintaining the Company’s disclosure controls and procedures and its system of internal control over financial reporting. KPMG is responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee regularly discusses and reviews the adequacy of those controls as tested and evaluated by Management and KPMG throughout the year. The Committee acts in an oversight capacity and relies on the work and assurances of Management, other advisors retained by the Company, and KPMG’s evaluation of the effectiveness of the Company’s internal control over financial reporting.

FINANCIAL STATEMENTS RECOMMENDATION

The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited financial statements for the year ended December 31, 2025. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed with Management and KPMG the critical audit matters; critical accounting policies, practices, and estimates;

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	65

risks; significant unusual transactions; and the other matters required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the PCAOB, and to issue a report thereon.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of

1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

AUDIT COMMITTEE VIRGINIA L. HENKELS, CHAIR TRACY D. GRAHAM STEPHANIE K. MAINS KIERAN M. O’SULLIVAN

66	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Proposal 4. Approval of the LCI Industries Amended 2018 Omnibus Incentive Plan

INTRODUCTION

The LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”) became effective on May 24, 2018, when our stockholders approved the 2018 Plan. On March 5, 2026, our Board of Directors approved amendments to the 2018 Plan in the form of the LCI Industries Amended 2018 Omnibus Incentive Plan (the “Amended 2018 Plan”), subject to approval by our stockholders at the 2026 Annual Meeting.

The proposed changes included in the Amended 2018 Plan would: (i) increase the number of shares available for issuance under the 2018 Plan by an additional 992,898 shares; and (ii) extend the term of the 2018 Plan by 10 years from the date of the 2026 Annual Meeting. As of March 10, 2026, the 2018 Plan had 507,102 shares remaining available for issuance. Additional shares are being requested to help ensure the Company has sufficient shares to meet our anticipated needs to grant equity awards to incentivize and retain employees in future years.

STOCKHOLDER APPROVAL AND BOARD OF DIRECTORS RECOMMENDATION

Stockholder approval of the Amended 2018 Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange and Code Section 422.

Our Board of Directors recommends that our stockholders vote FOR the Amended 2018 Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. If the Amended 2018 Plan is not approved by our stockholders, the 2018 Plan will continue in effect under its original terms, subject to its existing share reserve and scheduled termination date of May 24, 2028.

FACTORS CONSIDERED IN SETTING SIZE OF REQUESTED SHARE RESERVE

In setting the proposed increase in the number of authorized shares of Common Stock under the Amended 2018 Plan, the Compensation and Human Capital Committee and the Board of Directors considered a number of factors. These factors included:

●	The Company’s three-year average run rate. Our three-year average “run rate” was 1.06% for fiscal years 2023 through 2025. We define run rate as the total full value shares granted to participants in a fiscal year expressed as a percent of our weighted average shares outstanding. We believe our historical run rate is reasonable for a company of our size in our industry.

●	Estimated duration of shares available for issuance under the 2018 Plan. Based on the requested number of shares to be reserved under the Amended 2018 Plan, our three-year average run rate as described above, and our expected future use of shares as equity compensation, we expect that the requested share reserve will cover awards for approximately five to six years. We believe the estimated duration of the requested share reserve is reasonable for a company of our size in our industry.

KEY COMPENSATION PRACTICES

The 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

●	No repricing of underwater options or stock appreciation rights without stockholder approval. The 2018 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of a share of our common stock.

●	Minimum vesting or performance period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.

●	No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

●	No automatic accelerated vesting of equity awards upon a change in control. The 2018 Plan does not provide for vesting of time-based equity awards or performance-based equity awards based solely on the occurrence of a change in control, without an accompanying involuntary termination of service

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	67

without cause or, in certain cases, a termination for good reason, other than in the event awards are not continued, assumed, or replaced in connection with a corporate transaction.

●	Limits on dividends and dividend equivalents. The 2018 Plan prohibits the payment of dividends or dividend equivalents on stock options and SARs, and provides that any dividends or dividend equivalents payable with respect to shares or share equivalents subject to the unvested portion of a full value award will be subject to the same restrictions and risk of forfeiture as the shares or share equivalents to which such dividends or dividend equivalents relate.

●	No parachute payment gross-ups. The 2018 Plan does not provide any parachute payment gross-ups to its participants. Instead it provides that if any benefits provided to a participant under the 2018 Plan or other Company compensation arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G and result in the imposition of an excise tax on the participant under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

●	Limit on non-employee director awards. Awards to individual non-employee directors under the 2018 Plan are subject to an annual grant date fair value limit.

●	Limit on full value awards and cash incentive awards. The number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 250,000. The maximum amount payable with respect to full value awards that are not denominated in shares or share equivalents and to cash incentive awards that may be granted to any one participant during any calendar year may not exceed $9,000,000.

●	No discounted option or SAR grants. The 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

DESCRIPTION OF THE 2018 PLAN

The major features of the 2018 Plan, which would be the same under the Amended 2018 Plan except as noted, are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended 2018 Plan, which is attached to this Proxy Statement as Appendix B and is marked to show the proposed amendments.

Eligible Participants

Employees, consultants, and advisors of the Company or its affiliates, as well as non-employee directors of the Company, will be eligible to receive awards under the 2018 Plan. As of December 31, 2025, there were approximately 12,300 employees of the Company and its affiliates, eight non-employee directors of the Company, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2018 Plan.

Administration

The 2018 Plan is administered by the Committee. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate its authority under the 2018 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our directors or executive officers or to a committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons as it deems advisable. The full Board of Directors performs the duties and has the responsibilities of the Committee with respect to awards under the 2018 Plan that are made to our non-employee directors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The Committee may also establish, rescind, and modify rules to administer the 2018 Plan, adopt subplans or special provisions applicable to certain awards, interpret the 2018 Plan, any award and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the 2018 Plan and any related award agreement, cancel or suspend an

68	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

award, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award (whether by amendment or other action), grant substitute awards in accordance with the 2018 Plan, and require or permit the deferral of the settlement of an award.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Plan prohibits the Committee from repricing any outstanding option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an option or SAR award in exchange for cash, other property or grant of a new full value award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock, or otherwise making an option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Subject to certain limitations set forth in the 2018 Plan, the Committee may also modify the terms of awards under the 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards

Currently, a maximum of 1,500,000 shares of our common stock may be the subject of awards and issued under the 2018 Plan, plus certain shares that become available pursuant to outstanding 2011 Plan awards, as described below. Under the proposed Amended 2018 Plan, the number of shares that may be the subject of awards and issued would increase by an additional 992,898 shares.

The shares of common stock issuable under the 2018 Plan may come from authorized and unissued shares or treasury shares. Under the terms of the 2018 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant (other than a non-employee director) during a calendar year may not exceed 250,000. The number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 250,000, and the maximum amount payable with respect to full value awards that are not denominated in shares or share equivalents and to cash incentive awards that may be granted to any one participant during any calendar year may not exceed $9,000,000. The aggregate grant date fair value of awards granted under the 2018 Plan during a calendar year to any one of our non-employee directors (excluding awards granted at his or her election in lieu of any portion of retainers or fees otherwise payable in cash) may not exceed $500,000 or, in the case of the Chairman of our Board of Directors, $800,000. The share limitations under the 2018 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Shares of common stock that are issued under the 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an option, SAR award, or a full value award.

Any shares of common stock subject to an award under the 2018 Plan, or to an award under our 2011 Plan that was outstanding on the date our stockholders approved the 2018 Plan, that expires, is cancelled or forfeited, is settled for cash, or otherwise does not result in the issuance of all of the shares subject to such award (including as a result of the settlement in shares of the exercise of a SAR) will, to the extent of such expiration, cancellation, forfeiture, cash settlement, or non-issuance, automatically replenish the 2018 Plan share reserve and become available for future awards under the 2018 Plan. In addition, if (i) payment of the exercise price of any award under the 2018 Plan or the 2011 Plan is made through the tendering (either actually or by attestation) of shares by the participant or by the withholding of shares by the Company or (ii) satisfaction of any tax withholding obligation arising from any award under the 2018 Plan or the 2011 Plan occurs through the tendering (either actually or by attestation) of shares by the participant or by the withholding of shares by the Company, then the shares so tendered or withheld will automatically replenish the 2018 Plan share reserve and become available for future awards under the 2018 Plan. Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under the 2018 Plan or the 2011 Plan will not, however, again become available for awards under the 2018 Plan or replenish the share reserve thereunder.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	69

Any shares of common stock issuable during the term of the 2018 Plan as a result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an award under the 2018 Plan or the 2011 Plan that are forfeited also will automatically replenish the 2018 Plan share reserve to the extent of such forfeiture.

Awards that may be settled solely in cash will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2018 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our affiliates or with which we or any of our affiliates combines (referred to as “substitute awards”) will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in any calendar year.

Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2018 Plan and shall supplement the share reserve under the 2018 Plan, but only if the awards are made to individuals who were not employed by, or serving as a non-employee director of, us or any of our subsidiaries prior to such acquisition or combination.

Share Adjustment Provisions

If certain equity transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings, or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding options and SARs, and (iv) award limitations prescribed by the 2018 Plan. Other types of transactions may also affect our common stock, such as a reorganization, merger, consolidation, or partial or complete liquidation of our Company. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2018 Plan, the Committee may make such adjustments as it deems equitable.

Types of Awards

The 2018 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards to eligible recipients. These types of awards are described in more detail below.

Stock Options

Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described above. “Fair market value” under the 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date. As of March 20, 2026, the closing sale price of a share of our common stock on the New York Stock Exchange was $117.48.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee permits exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than ten years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

70	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2018 Plan is 1,500,000.

Stock Appreciation Rights

A SAR award provides the right to receive, in cash and/or shares of our common stock (as determined by the Committee), an amount equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described above. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than ten years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2018 Plan, as may be determined by the Committee.

Restricted Stock Awards

A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals. Dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Unless otherwise provided in an award agreement, participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards

A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments, and subject to such conditions as may be determined by the Committee, including the satisfaction of specified performance goals. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Following the vesting of a stock unit award, settlement of the award and payment to the participant will be made at such time as determined by the Committee. Stock unit awards will be subject to such other terms and conditions, consistent with the other provisions of the 2018 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards and any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other awards to which such dividend equivalents relate.

Other Stock-Based Awards

The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2018 Plan. The Committee has discretion in determining the terms and conditions of such awards, consistent with the terms and purposes of the 2018 Plan.

Cash Incentive Awards

The Committee may grant cash incentive awards in the dollar amounts, at the times and subject to such terms and conditions as it determines in its discretion. If so provided in an underlying award agreement, a cash incentive award shall be considered a performance-based award, and its payment shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Following the completion of the applicable performance period and the vesting of a cash incentive award, payment shall be made at such time or times in the form of cash, shares, or other forms of awards under the 2018 Plan (valued for these purposes at their grant date fair value) or some combination thereof as determined by the Committee and specified in the applicable award agreement.

Minimum Vesting Periods

Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	71

grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of not less than one year. These required vesting and performance periods will not apply: (i) to awards granted to our non-employee directors in payment of or in exchange for other compensation that is already earned and payable, (ii) upon certain specified instances of a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, or (v) to awards involving an aggregate number of shares not in excess of 5 percent of the 2018 Plan’s share reserve. For purposes of awards made to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders. Generally, vesting will be suspended during any unpaid leave of absence.

Transferability of Awards

In general, no right or interest in any award under the 2018 Plan may be sold, assigned, transferred, exchanged, or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any award held by such permitted transferee will remain subject to the same terms and conditions that were applicable to the award before the transfer thereof.

Performance-Based Compensation

The Committee may grant awards under the 2018 Plan as a performance-based award if the Committee establishes one or more measures of corporate, business unit, or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions, and/or settlement of such award. Participants are entitled to receive payment for a performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied.

The pre-established performance goals set by the Committee must be based on one or more of the following performance measures specified in the 2018 Plan: (i) revenues; (ii) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock based compensation, extraordinary items, or special items; (iii) net income or net income per common share (basic or diluted), before or after special items or extraordinary items; (iv) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (v) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (vi) interest expense after taxes; (vii) economic profit or economic value added models or equivalent metrics; (viii) operating margin or gross margin; (ix) stock price, comparisons with various stock market indices, or total stockholder return; (x) financial ratios, including those measuring liquidity, activity, profitability, or leverage; (xi) financing and other capital raising transactions; (xii) working capital levels or components thereof; (xiii) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer or employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures; and (xiv) any other financial, operational, or strategic measure approved by the Committee. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, affiliate, subsidiary, division, business unit, operational unit, or individual performance in the discretion of the Committee.

For each performance-based award, the Committee will select the applicable performance measure(s) from the list in the preceding paragraph, specify the performance goal(s) based on those performance measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a participant if the performance goal(s) are satisfied, and determine the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with such award. When specifying performance goals

72	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

in an award, the Committee may provide that one or more adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP” financial measures. The Committee also may provide, in an agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as the occurrence of events that are unusual in nature or infrequently occurring, such as a change in control, certain equity restructurings, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, changes in applicable tax laws or accounting principles, or a participant’s death or disability. In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable in connection with an award as a result of satisfying the applicable performance goals.

Change in Control

If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with a participant. If outstanding awards are continued, assumed, or replaced by the surviving or successor entity in connection with a corporate transaction, and if within twenty-four months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, or, if so provided in the discretion of the Committee in an award agreement, the participant terminates his or her employment or other service for good reason, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and will remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based award will be considered fully vested as follows: (A) if the termination occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the participant’s termination of employment or other service; and (B) if the termination occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period.

If any outstanding award is not continued, assumed, or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. For these purposes, a performance-based award will be considered fully vested as follows: (A) if the corporate transaction occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the corporate transaction; and (B) if the corporate transaction occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period. Alternatively, if outstanding awards are not continued, assumed, or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

In the event of a change in control of the Company that does not involve a corporate transaction, if within twenty-four months after the change in control a participant’s employment or other service is involuntarily terminated without cause, or, if so provided in the discretion of the Committee in an award agreement, the participant terminates his or her employment or other service for good reason, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	73

For these purposes, a performance-based award will be considered fully vested as follows: (A) if the termination occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the participant’s termination of employment or other service; and (B) if the termination occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period.

The 2018 Plan also provides that if any payments or benefits provided to a participant under the 2018 Plan or any other Company compensation programs or arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G, and would otherwise result in the imposition of an excise tax under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

For purposes of the 2018 Plan, the following terms have the meanings indicated:

●	A “change in control” generally refers to the acquisition by a person or group of beneficial ownership of 30 percent or more of the combined voting power of our voting securities, our continuing directors ceasing to constitute a majority of our Board, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of our previous holders of voting securities beneficially own 50 percent or more of the combined voting power of the resulting entity in substantially the same proportions).

●	A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange, or similar transaction involving the Company.

Effect of Termination of Employment or Other Service

Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our affiliates, awards under the 2018 Plan will be treated as set forth in the 2018 Plan. Upon termination for cause or upon conduct that would constitute cause during any post-termination exercise period, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death, or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.

Under the 2018 Plan, “cause” is generally defined as (i) material failure to perform satisfactorily the duties reasonably required of such person; (ii) material violation of any law, rule, regulation, court order, or regulatory directive (other than traffic violations, misdemeanors, or other minor offenses), including but not limited to, a violation of any federal or state securities laws, rules, or regulations or of any rule or other requirement of any securities exchanges on which our common stock may, at the time, be listed; (iii) material breach of our business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition, or similar obligation owed to the Company or any of its affiliates; (iv) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices, or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business, or any of their customers, employees, or vendors.

74	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Effective Date and Term of the 2018 Plan

Currently the 2018 Plan is scheduled to terminate on the tenth anniversary of the effective date, which would be May 24, 2028, unless terminated earlier. If approved by stockholders, the Amended 2018 Plan will terminate on the tenth anniversary of the date that stockholders approve the Amended 2018 Plan, unless terminated earlier. Awards outstanding under the 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2018 Plan unless otherwise provided in the applicable agreements.

Amendment of the Plan

Our Board of Directors may amend the 2018 Plan from time to time, but no amendments to the 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations, or stock exchange rules. Our Board of Directors also may suspend or terminate the 2018 Plan at any time. No termination, suspension, or amendment of the 2018 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards

The Committee may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws, stock exchange rules, or any compensation recovery policy as provided in the 2018 Plan.

Forfeiture and Clawback

The 2018 Plan provides that in the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any award, the amount, payment, or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of an award should have been paid or vested, it may cancel all or any portion of any outstanding awards and require the participant to remit to the Company all or any portion of the amount of any gain realized upon the exercise of any option or SAR award and the value realized on the vesting or payment of any other award.

The 2018 Plan also contains conditions of forfeiture and recission of a participant’s rights with regard to awards granted thereunder in the event of the participant’s termination of service to the Company for cause, the participant’s breach of certain restrictive covenants, such as non-competition and confidentiality, or the participant’s having engaged in an activity or conduct reasonably determined by the Company to be injurious, detrimental, or prejudicial to its interests. The exercise or vesting of an award may be rescinded within one (1) year after the Company becomes aware of such activity or conduct. Conditions of forfeiture and recission may include suspension or cancellation of the participant’s right to exercise an option or SAR award, and following the issuance of shares or payment of cash upon exercise, vesting, or payment of an award, causing the participant to return the shares so issued back to the Company and requiring the participant to pay the Company in cash an amount equal to the gain realized by the participant from such award. The foregoing forfeiture and recission conditions may only be waived or modified in an award agreement in the discretion of the Committee.

The Committee also may specify in an award agreement that a participant’s rights, payments, and benefits under the award will be subject to reduction, cancellation, forfeiture, or recovery by the Company upon the occurrence of certain other specified events, which may include termination of service for cause; violation of any material Company policy; breach of noncompetition, non-solicitation, or confidentiality provisions that apply to the participant; a determination that the payment of the award was based on an incorrect determination that financial or other criteria were met or other conduct by the participant that is detrimental to the business or reputation of the Company or its affiliates, including, but not limited to, a violation of any federal or state securities laws, rules, or regulations or of any rule or other requirement of any securities exchanges on which the Company’s common stock may, at the time, be listed. Awards also may be made subject to forfeiture or recovery by the Company pursuant to any compensation recovery policy adopted by the Board of Directors or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act or as otherwise required by law.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	75

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Plan, based on statutes, regulations, and interpretations in effect as of the date of this Proxy Statement.

Non-qualified Stock Options

If a participant is granted a non-qualified stock option under the 2018 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The Company will generally be entitled to a compensation deduction at the time of exercise for the same amount as the participant recognizes as ordinary income. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss to the participant.

Incentive Stock Options

If a participant is granted an incentive stock option under the 2018 Plan, the participant will not recognize taxable income upon grant of the option. Generally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option satisfy applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise), the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards

The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount of cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code

Code Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act in December 2017 limited to $1 million the amount of annual compensation paid to each “covered employee” (as then defined, the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO) that a public company would be permitted to deduct, unless the compensation qualified as performance-based for purposes of Section 162(m). The Tax Cuts and Jobs Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption and expanded the definition of “covered employees” effective for taxable years beginning after December 31, 2017. “Covered employees” as now defined includes any person who served as CEO or CFO of the Company at any time during a calendar year, the three other most highly compensated executive officers of the Company as of the end of that calendar year, and any other person who was considered a covered employee in a previous taxable year (but not earlier than 2017). Any awards the Company grants pursuant to the 2018 Plan to covered employees, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation.

76	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Section 409A of the Code

The foregoing discussion of tax consequences of awards under the 2018 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

PLAN BENEFITS

The amount, type and timing of awards granted under the 2018 Plan are determined in the sole discretion of the Committee and therefore cannot be determined in advance. The future awards that would be received under the Amended 2018 Plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

For illustrative purposes only, the following table sets forth the number of shares subject to awards received by the individuals and groups listed below under the 2018 Plan during 2025, and the grant date fair value of such awards:

Name	Number of Shares Subject to Awards	Dollar Value
Jason D. Lippert	59,927	$6,221,621
Lillian D. Etzkorn	11,705	$1,215,213
Ryan R. Smith	29,130	$3,024,277
Jamie M. Schnur	19,902	$2,066,226
Andrew J. Namenye	12,103	$1,213,308
All current executive officers as a group	132,767	$13,740,645
All non-employee directors as a group	14,809	$1,326,543
All employees, other than executive officers, as a group	99,885	$10,334,081

The Board of Directors recommends that you vote FOR approval of the LCI Industries Amended 2018 Omnibus Incentive Plan.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	77

Transaction of Other Business

As of the date of this Proxy Statement, the only business which Management intends to present, or knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy solicited from holders of the Common Stock to vote the proxy on such matters in accordance with their judgment, subject to NYSE rules.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the Annual Meeting to be held in 2027, the Company must receive the written proposal at its principal executive offices on or before November 27, 2026. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Additionally, the Company’s bylaws establish an advance notice procedure relating to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s Proxy Statement, but that the stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Annual Meeting to be held in 2027, the stockholder must give timely written notice of the nomination or proposal to:

Corporate Secretary
LCI Industries

2917 Independence Ct.

Elkhart, Indiana 46514

To be timely, a stockholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. For the Annual Meeting to be held in 2027, such notice must be delivered no earlier than January 12, 2027, and no later than February 11, 2027. In the event that the date of the annual meeting is advanced by more than 30 or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal. A copy of the Company’s bylaws, including the advance notice requirements, may be obtained upon request to the Company’s Secretary at the address noted above.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the Annual Meeting to be held in 2027 must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 15, 2027.

By Order of the Board of Directors,

HILARY R. JOHNSON

Executive Vice President, Co-Chief Legal
Officer, and Corporate Secretary

March 27, 2026

78	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Under the Company’s 2025 AIP approved by the Compensation and Human Capital Committee for the Company’s senior officers, participants earn incentive compensation based on the results of Company financial performance measurements for the program year which, for 2025, was based in part on Adjusted EBIT, a non-GAAP measure. The Company defines Adjusted EBIT as consolidated net income adjusted for interest and taxes (labeled “Operating profit” on the Company’s Consolidated Statement of Income), as further adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles. Adjusted EBIT is not calculated in accordance with, nor is it a substitute for, GAAP measures. The Company considers non-GAAP Adjusted EBIT as a profitability measure in evaluating and managing the Company’s operations and in evaluating the performance of its senior officers. The determination of Adjusted EBIT may not be comparable to similarly titled measures used by other companies. A reconciliation of Adjusted EBIT to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Net income, as reported GAAP	$188,250	$142,867	$64,195	$394,974	$287,739
Add back:
Interest expense, net	$35,710	$28,899	$40,424	$27,573	$16,366
Provision for income taxes	$66,819	$46,471	$18,809	$130,481	$94,305
Loss on extinguishment of debt	$8,859	—	—	—	—
Gain on sale of real estate	$(19,716)	—	—	—	—
Executive separation costs	$3,193	—	—	—	—
Board-directed strategic consultation fees	$1,000	—	—	—	—

Adjusted EBIT (non-GAAP)	$284,115	$218,237	$123,428	$553,028	$398,410

The Company defines EBITDA as consolidated net income, adjusted to exclude interest expense, net, provision for income taxes, depreciation expense and amortization expense, and, if applicable for a certain period, as adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles. EBITDA is not calculated in accordance with, nor is it a substitute for, GAAP measures. The Company considers non-GAAP EBITDA as a profitability measure in evaluating and managing the Company’s operations and in evaluating the performance of its senior officers. The determination of EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.

	Year Ended	Year Ended
(in thousands)	December 31, 2025	December 31, 2024
Net income, as reported GAAP	$188,250	$142,867
Add back:
Interest expense, net	$35,710	$28,899
Provision for income taxes	$66,819	$46,471
Depreciation expense	$67,055	$70,393
Amortization expense	$54,176	$55,300
EBITDA (non-GAAP)	$412,010	$343,930

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	79

Appendix B

LCI INDUSTRIES AMENDED 2018 OMNIBUS INCENTIVE PLAN

1. Purpose

The purpose of the LCI Industries Amended 2018 Omnibus Incentive Plan (the “Plan”) is to attract and retain certain executives and personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2. Definitions

In this Plan, the following definitions will apply.

(a)   “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 25% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

(b)   “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c)   “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Other Stock-Based Award or a Cash Incentive Award.

(d)   “Board” means the Board of Directors of the Company.

(e)   “Cash Incentive Award” means a dollar-denominated Award as described in Section 11(b).

(f)   “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses), including, but not limited to, a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed; (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(g)	“Change in Control” means one of the following:

(1)	An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)	any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)	any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)	any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or

(D)	with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(g)(3).

(2)	Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)	A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly,

80	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

50% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h)   “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(i)   “Committee” means two or more Non Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(j)   “Company” means LCI Industries, a Delaware corporation, and any successor thereto.

(k)  “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(l)   “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)   “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(n)   “Employee” means an employee of the Company or an Affiliate.

(o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)   “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)   “Fair Market Value” means the fair market value of a Share determined as follows:

(1)	If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)	If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)   “Full Value Award” means an Award other than an Option Award, Stock Appreciation Right Award or Cash Incentive Award.

(s)   “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)   “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)   “Non-Employee Director” means a member of the Board who is not an Employee.

(v)   “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	81

(w)   “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)   “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)   “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(z)   “Plan” means this LCI Industries Amended 2018 Omnibus Incentive Plan, as amended and in effect from time to time.

(aa) “Prior Plan” means the LCI Industries Equity Award and Incentive Plan, as Amended and Restated on May 22, 2014.

(bb) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(cc) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(dd) “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ee) “Share” means a share of Stock.

(ff)   “Stock” means the common stock, $0.01 par value per Share, of the Company.

(gg) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(hh) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ii)   “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(jj)  “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(kk) “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan

(a)  Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)  Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)	determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, the actual achievement of any applicable performance criteria, and the manner in which Awards are paid or settled;

(2)	cancelling or suspending an Award or accelerating the vesting or extending the exercise period of an Award, whether by amendment or other action, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)	adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)	granting Substitute Awards under the Plan;

(5)	taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

82	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

(6)	requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c)  Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)  Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan

(a)  Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,500,000, plus 992,898. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)	Shares that are subject to Awards of Options, Stock Appreciation Rights or Full Value Awards shall be counted against the share reserve as one Share for every one Share granted.

(2)	Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(3)	Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)	Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	83

(b)  Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited, is settled for cash or otherwise does not result in the issuance of all of the Shares subject to such Award (including as a result of the settlement in Shares of the exercise of a Stock Appreciation Right) shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. In addition, if (i) payment of the exercise price of any Award or Prior Plan Award is made through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company or (ii) satisfaction of any tax withholding obligations arising from any Award or Prior Plan Award occurs through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall become available for Awards under this Plan and the share reserve under Section 4(a) shall be correspondingly replenished. Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan shall not, however, again become available for Awards or replenish the share reserve under Section 4(a).

(c)  Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)  No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)  Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)).

(f)   Compensation Limit. With respect to Full Value Awards that are denominated in Shares or Share equivalents, the maximum number of Shares that may be the subject of such awards and that are granted to any one Participant during any calendar year shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)). With respect to Full Value Awards and Cash Incentive Awards that are denominated other than in Shares or Share equivalents the maximum amount payable with respect to such awards and that are granted to any one Participant during any calendar year shall not exceed $9,000,000.

(g)  Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as (i) a Non-Employee Director (excluding the Chairman of the Board) shall not exceed $500,000 and (ii) a Non-Employee Director who is also serving as Chairman of the Board, shall not exceed $800,000.

5. Eligibility

Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards

(a)  Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)  Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance

84	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the Award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made to Non-Employee Directors in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.

(c)  Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)  Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)  Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)	Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)	Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)	Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)	Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)   Rights as Stockholder. Except as otherwise provided in Section 6(h) or Section 9(b), no Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)  Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award shall additionally be subject to the requirements of Section 16 of this Plan. The Committee shall also have the

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	85

authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h)  Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and if the Committee so provides for dividend equivalents, such dividend equivalents shall be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)   Deferrals of Full Value Awards or Cash Incentive Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7. Stock Option Awards

(a)  Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)  Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)  Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)	Incentive Stock Options.

(1)	An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 1,500,000, subject to adjustment as provided in Section 12(a).

86	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

(2)	No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)	For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)	If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)	The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

(e)  Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Service exercise period as set forth in Section 6(e) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.	Stock Appreciation Right Awards

(a)     Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any

SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)     Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9. Restricted Stock Awards

(a)  Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)  Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	87

10. Stock Unit Awards

(a)  Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)  Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11. Other Awards

(a)  Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

(b)  Cash Incentive Awards. Cash Incentive Awards may be granted to any Participant in such dollar-denominated amounts and upon such terms and at such times as shall be determined by the Committee. If so provided in the applicable Agreement, a Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. If a Cash Incentive Award is also considered a performance-based Award, following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash, Shares or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash, Shares and other forms of Awards as determined by the Committee and specified in the applicable Agreement.

12. Changes in Capitalization, Corporate Transactions, Change in Control

(a)  Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)  Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)	Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b) (4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of

88	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)	Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance shall be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)	Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)	Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within twenty-four months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, or, if so provided in the discretion of the Committee in an Agreement, terminates his or her Service for Good Reason (as defined in the applicable Agreement), then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and exercisable and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	89

performance shall be proportionate to the portion of the performance period that has elapsed up to the date of such Participant’s termination of Service; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period.

(c)  Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, if within twenty-four months after the Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause, or, if so provided in the discretion of the Committee in an Agreement, terminates his or her Service for Good Reason (as defined in the applicable Agreement), then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and exercisable and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance shall be proportionate to the portion of the performance period that has elapsed up to the date of such Participant’s termination of Service; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period.

(d)  Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)	Parachute Payment Limitation.

(1)	Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)	Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)	If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)	Any determination required under this Section 12(e) shall be made in writing in good faith by the Company immediately before the Change in Control, and shall include detailed supporting calculations, which shall be subject to audit procedures performed by an independent accounting firm (the “Accountants”). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to perform the necessary procedures.

90	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

13.  Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.  Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15. Effective Date, Duration, Amendment and Termination of the Plan

(a)  Effective Date. The Plan ~~shall become~~ became effective on May 24, 2018 (referred to herein as the “effective date of the Plan”). The Board has approved the Amended 2018 Omnibus Incentive Plan, subject to approval by the Company’s shareholders, which date of shareholder approval shall be the “Amended Plan

Effective Date.” ~~the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b) (2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by July 31, 2018, the Plan will be of no further force or effect.~~

(b)  Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Amended Plan Effective Date ~~effective date of the Plan,~~ whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)  Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)  Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)  No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	91

16. Performance-Based Compensation

(a)  Designation of Awards. If the Committee determines at the time an Award is granted to a Participant that it shall be considered a performance-based Award then this Section 16 will be applicable to such Award. If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures described in Section 16(b). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and determine the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. In specifying the performance goals applicable to any performance period, the Committee may provide that one or more adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to performance-based compensation. The Committee may, in its discretion and based on such considerations as it deems appropriate, adjust downward, but not upward, any amount otherwise determined by the application of the performance goals to be otherwise payable in connection with an Award

(b) Performance Measures. For purposes of any Award considered a performance-based Award subject to this Section 16, the performance measures to be used shall include one or more of the following: (i) revenues; (ii) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock based compensation, extraordinary items, or special items; (iii) net income or net income per common share (basic or diluted), before or after special items or extraordinary items; (iv) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (v) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (vi) interest expense after taxes; (vii) economic profit or economic value added models or equivalent metrics; (viii) operating margin or gross margin; (ix) stock price, comparisons with various stock market indices, or total stockholder return; (x) financial ratios, including those measuring liquidity, activity, profitability, or leverage; (xi) financing and other capital raising transactions; (xii) working capital levels or components thereof; (xiii) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer or employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures and (xiv) any other financial, operational or strategic measure approved by the Committee. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit, operational unit or individual performance.

17. Other Provisions

(a)  Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

92	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

(c)  Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)  Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)  Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)   Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)  Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)	If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)	If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES	93

(h)  Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)	Forfeiture and Compensation Recovery.

(1)   In the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any Award, the amount, payment or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of an Award should have been paid or vested, it may (x) cancel all or any portion of any outstanding Awards and (y) require the Participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or SAR and the value realized (whether or not taxable) on the vesting or payment of any other Award.

(2)   If the Participant, during the time period specified in the Agreement, engages in any prohibited activity or conduct described in subsection (3) below the exercise or vesting of the Award may be rescinded within one (1) year after the Company becomes aware of such activity or conduct, and the Company shall notify the Participant in writing of any such rescission within such one-year period. Within ten (10) days after receiving such notice of rescission, the Participant shall (x) return to the Company the number of shares of Common Stock that the Participant received upon exercise or vesting of the Award which have not been sold, and (y) pay to the Company the amount of any gain realized as a result of the sale of any Common Stock that the Participant received upon exercise or vesting of the Award, in such manner and on such terms and conditions as may be required by the Company. The Company also shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. The Committee may, in its discretion, waive or modify the provisions of this Section 17(i)(2) in an Agreement.

(3)   The prohibited activity or conduct is (w) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (x) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any Confidential Information or material relating to the business of the Company; (y) activity that results in termination of the Participant’s employment or services as a director of the Company for cause; or (z) any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.

(4)   The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates, including, but not limited to, a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.

(5)   Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

94	NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT | LCI INDUSTRIES

Copyright © 2026 Lippert
All rights reserved. No part of this publication may be reproduced, distributed, transmitted, or used in any form or by any means, including photocopying, recording, or other electronic or mechanical methods, without the prior written permission of Lippert Components, Inc.

Connect with us

LIPPERT | LCI INDUSTRIES

2026055783-RA

LCI INDUSTRIES

LCI INDUSTRIES
3501 COUNTY ROAD 6 EAST
ELKHART, IN 46514

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 11, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LCII2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91534-P44611 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LCI INDUSTRIES

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Tracy D. Graham	☐	☐	☐
1b. Brendan J. Deely	☐	☐	☐
1c. Virginia L. Henkels	☐	☐	☐
1d. Jason D. Lippert	☐	☐	☐
1e. Stephanie K. Mains	☐	☐	☐
1f. Linda K. Myers	☐	☐	☐
1g. Kieran M. O'Sullivan	☐	☐	☐
1h. John A. Sirpilla	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.	**For**	**Against**	**Abstain**
3. To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2026.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. To approve the LCI Industries Amended 2018 Omnibus Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the 2026 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V91535-P44611

LCI INDUSTRIES
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2026

The stockholder(s) hereby appoint(s) Jason D. Lippert and Hilary R. Johnson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of Common Stock of LCI Industries that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Eastern Time, on May 12, 2026, in a virtual format only, and any adjournment or postponement thereof. Stockholders as of the close of business on March 20, 2026, the record date, may participate in and vote at the Annual Meeting by accessing www.virtualshareholdermeeting.com/LCII2026 and entering the 16-digit control number on this proxy card, notice of internet availability of proxy materials, or voting instruction form previously received. Online access to the meeting will begin at 8:45 A.M. Eastern Time on the date of the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, (1) THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, AND 4 AND (2) UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side